THIRD AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
GRIFFIN CAPITAL ESSENTIAL ASSET OPERATING PARTNERSHIP, L.P.
Griffin Capital Essential Asset Operating Partnership, L.P. (the “Partnership”) was formed as a limited partnership under the laws of the State of Delaware, pursuant to a Certificate of Limited Partnership filed with the Office of the Secretary of State of the State of Delaware on August 29, 2008. This Third Amended and Restated Limited Partnership Agreement (“Agreement”) is entered into effective as of October 15, 2014 among Griffin Capital Essential Asset REIT, Inc., a Maryland corporation (the “General Partner”), the Original Class A Limited Partner, the Preferred Unit Holder, and the Additional Limited Partners set forth on Exhibit A hereto, and such additional Limited Partners party hereto from time to time. Capitalized terms used herein but not otherwise defined shall have the meanings given them in Article 1.
WHEREAS, the General Partner and the Original Class A Limited Partner entered into an Agreement of Limited Partnership of The GC Net Lease REIT Operating Partnership, L.P. dated as of August 29, 2008, pursuant to which the Partnership was formed (the “Original Agreement”);
WHEREAS, the General Partner and the Limited Partners entered into a First Amended and Restated Limited Partnership Agreement of The GC Net Lease REIT Operating Partnership, L.P. dated as of June 18, 2009 (the “First Amended and Restated Agreement”) to amend and restate the Original Agreement;
WHEREAS, on February 25, 2013, the Partnership filed a Certificate of Amendment to Certificate of Limited Partnership of the Partnership changing the name from The GC Net Lease REIT Operating Partnership, L.P. to Griffin Capital Essential Asset Operating Partnership, L.P.;
WHEREAS, the General Partner and the Limited Partners entered into a Second Amended and Restated Limited Partnership Agreement of Griffin Capital Essential Asset Operating Partnership, L.P. dated as of November 5, 2013 (the “Second Amended and Restated Agreement”) to amend and restate the First Amended and Restated Agreement to, among other things, designate and reclassify the existing Partnership Units into “Class A Common Units” and “Class B Common Units” and reflect the designation of the “Preferred Units;”
WHEREAS, simultaneous with the entry into the Second Amended and Restated Agreement, the General Partner entered into Amendment No. 1 to the Second Amended and Restated Agreement to establish a new series of “Preferred Units” of Limited Partnership Interest; and
WHEREAS, on November 5, 2013, the Partnership issued 24,319,066 Preferred Units to SPT Griffin Holdings, LLC for $245,474,998.51, which Preferred Units have the rights, powers, privileges, restrictions, qualifications and limitations specified in Exhibit C hereto.
WHEREAS, the General Partner desires to amend and restate the Second Amended and Restated Agreement to, among other things, incorporate various incentive distributions payable to the Original Class A Limited Partner and to make other conforming amendments.
NOW, THEREFORE, in consideration of the foregoing, of mutual covenants between the parties hereto, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Second Amended and Restated Agreement in its entirety and continue the Partnership as a limited partnership under the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, as follows:
ARTICLE 1
DEFINED TERMS
The following defined terms used in this Agreement shall have the meanings specified below:
Act means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time.

Additional Funds has the meaning set forth in Section 4.3.
Additional Limited Partner means a Person admitted to the Partnership as a Limited Partner pursuant to Section 10.2 hereof and who is shown as a Limited Partner on the Partnership Registry.
Additional Securities means any additional REIT Shares (other than REIT Shares issued in connection with an exchange pursuant to Section 8.4 hereof) or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase REIT Shares, as set forth in Section 4.2(a)(ii).
Adjusted Capital Account means the Capital Account maintained for each Partner as of the end of each Partnership Year (i) increased by any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and (ii) decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.701-4(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
Administrative Expenses means (i) all administrative and operating costs and expenses incurred by the Partnership, (ii) those administrative costs and expenses of the General Partner, including any salaries or other payments to directors, officers or employees of the General Partner, and any accounting and legal expenses of the General Partner, which expenses, the Partners have agreed, are expenses of the Partnership and not the General Partner, and (iii) to the extent not included in clause (ii) above, REIT Expenses; provided, however, that Administrative Expenses shall not include any administrative costs and expenses incurred by the General Partner that are attributable to Properties or partnership interests in a Subsidiary Partnership (other than this Partnership) that are owned by the General Partner directly.
Advisor or Advisors means the Person or Persons, if any, appointed, employed or contracted with by the General Partner and responsible for directing or performing the day-to-day business affairs of the General Partner, including any Person to whom the Advisor subcontracts substantially all of such functions.
Advisory Agreement means the agreement among the Partnership, the General Partner and the Advisor pursuant to which the Advisor will direct or perform the day-to-day business affairs of the General Partner and the Partnership.
Affiliate or Affiliated means, as to any other Person, any of the following:
(a)any Person directly or indirectly owning, controlling or holding, with power to vote, 10% or more of the outstanding voting securities of such other Person;
(b)any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with power to vote, by such other Person;
(c)any Person directly or indirectly controlling, controlled by or under common control with such other Person;
(d)any executive officer, director, trustee or general partner of such other Person; and
(e)any legal entity for which such Person acts as an executive officer, director, trustee or general partner.
Agreed Value means the fair market value of a Partner’s non-cash Capital Contribution as of the date of contribution as agreed to by such Partner and the General Partner. The names and addresses of the General Partner, the Original Class A Limited Partner and the Additional Limited Partners, the number of Partnership Units issued to each of them, and their respective Capital Contributions as of the date of contribution is set forth on Exhibit A.
Agreement means this Third Amended and Restated Limited Partnership Agreement, as amended, modified, supplemented or restated from time to time, as the context requires.

Appraised Value means value according to an appraisal made by an Independent Appraiser jointly selected by the Advisor and the board of directors of the General Partner within 10 days following the Termination Date. In the event that the Advisor and the board of directors of the General Partner are unable to agree upon an independent appraiser, the Advisor and the board of directors of the General Partner each shall select an Independent Appraiser. Each such Independent Appraiser shall complete an appraisal of the fair market value of the Properties within 30 days of the Termination Date, and the fair market value of the Properties shall be the average of the two appraisals; provided, however, that if the higher appraisal exceeds the lower appraisal by more than 20% of the amount of the lower appraisal, the two Independent Appraisers, no later than 40 days after the Termination Date, shall select a third Independent Appraiser who shall complete an appraisal of the fair market value of the Properties no later than 60 days after the Termination Date. In such case, the fair market value of the Termination Date shall be the average of the two appraisals closest in value.
Articles of Incorporation means the Third Articles of Amendment and Restatement of the General Partner filed with the Maryland State Department of Assessments and Taxation, as amended or restated from time to time.
Capital Account has the meaning provided in Section 4.4 hereof.
Capital Contribution means the total amount of cash, cash equivalents, and the Agreed Value of any Property or other asset (other than cash) contributed or agreed to be contributed, as the context requires, to the Partnership by each Partner pursuant to the terms of this Agreement. Any reference to the Capital Contribution of a Partner shall include the Capital Contribution made by a predecessor holder of the Partnership Interest of such Partner.
Cash Amount means an amount of cash equal to the product of the Value of one REIT Share and the REIT Shares Amount on the date of receipt by the General Partner of a Notice of Exchange.
Certificate means any instrument or document that is required under the laws of the State of Delaware, or any other jurisdiction in which the Partnership conducts business, to be signed and sworn to by the Partners of the Partnership (either by themselves or pursuant to the power-of-attorney granted to the General Partner in Section 8.2 hereof) and filed for recording in the appropriate public offices within the State of Delaware or such other jurisdiction to perfect or maintain the Partnership as a limited partnership, to effect the admission, withdrawal, or substitution of any Partner of the Partnership, or to protect the limited liability of the Limited Partners as limited partners under the laws of the State of Delaware or such other jurisdiction.
Class A Common Unit means any Partnership Unit other than a Class B Common Unit, a Preferred Unit, or any other Partnership Unit that is specifically designated by the General Partner pursuant to Section 4.2 as being another class of Partnership Units.
Class A Limited Partners means the Partners who are holders of Class A Common Units.
Class B Common Unit means all Common Units issued to or held by the General Partner and any of its Subsidiaries (it being understood that if the General Partner or any of its Subsidiaries shall acquire any Class A Common Units, such Class A Common Units shall automatically be converted into Class B Common Units upon such acquisition).
Class B Limited Partner means the General Partner, in its capacity as a Limited Partner, and any other Subsidiaries of the General Partner who shall own Class B Common Units as a Limited Partner.
Code means the Internal Revenue Code of 1986, as amended, and as hereafter amended from time to time. Reference to any particular provision of the Code shall mean that provision in the Code at the date hereof and any successor provision of the Code.
Common Stockholders means holders of REIT Shares.

Common Unit means a Partnership Unit that is not a Preferred Unit. The Class A Common Units and Class B Common Units, and any other Partnership Units that may be designated as Common Units from time to time by the General Partner pursuant to Section 4.2, are Common Units.
Conversion Factor means 1.0, provided that in the event that the General Partner (i) declares or pays a dividend on its outstanding REIT Shares in REIT Shares or makes a distribution to all holders of its outstanding REIT Shares in REIT Shares, (ii) subdivides its outstanding REIT Shares, or (iii) combines its outstanding REIT Shares into a smaller number of REIT Shares, the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the number of REIT Shares issued and outstanding on the record date for such dividend, distribution, subdivision or combination (assuming for such purposes that such dividend, distribution, subdivision or combination has occurred as of such time), and the denominator of which shall be the actual number of REIT Shares (determined without the above assumption) issued and outstanding on such date and, provided further, that in the event that an entity other than an Affiliate of the General Partner shall become General Partner pursuant to any merger, consolidation or combination of the General Partner with or into another entity (the “Successor Entity”), the Conversion Factor shall be adjusted by multiplying the Conversion Factor by the number of shares of the Successor Entity into which one REIT Share is converted pursuant to such merger, consolidation or combination, determined as of the date of such merger, consolidation or combination. Any adjustment to the Conversion Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event; provided, however, that if the General Partner receives a Notice of Exchange after the record date, but prior to the effective date of such dividend, distribution, subdivision or combination, the Conversion Factor shall be determined as if the General Partner had received the Notice of Exchange immediately prior to the record date for such dividend, distribution, subdivision or combination.
Dealer Manager means Griffin Capital Securities, Inc., an Affiliate of the Original Class A Limited Partner, or such other Person or entity selected by the board of directors of the General Partner to act as the dealer manager for an Offering of Stock. Griffin Capital Securities, Inc. is a member of the Financial Industry Regulatory Authority.
Distributions means any dividends or other distributions of money or other property paid by the General Partner to the holders of its REIT Shares or preferred stock, including dividends that may constitute a return of capital for federal income tax purposes.
Event of Bankruptcy as to any Person means the filing of a petition for relief as to such Person as debtor or bankrupt under the Bankruptcy Code of 1978 or similar provision of law of any jurisdiction (except if such petition is contested by such Person and has been dismissed within 90 days); insolvency or bankruptcy of such Person as finally determined by a court proceeding; filing by such Person of a petition or application to accomplish the same or for the appointment of a receiver or a trustee for such Person or a substantial part of his assets; commencement of any proceedings relating to such Person as a debtor under any other reorganization, arrangement, insolvency, adjustment of debt or liquidation law of any jurisdiction, whether now in existence or hereinafter in effect, either by such Person or by another, provided that if such proceeding is commenced by another, such Person indicates his approval of such proceeding, consents thereto or acquiesces therein, or such proceeding is contested by such Person and has not been finally dismissed within 90 days.
Exchange Amount means either the Cash Amount or the REIT Shares Amount, as selected by the General Partner in its sole and absolute discretion pursuant to Section 8.4(b) hereof.
Exchange Right has the meaning provided in Section 8.4(a) hereof.
Exchanging Partner has the meaning provided in Section 8.4(a) hereof.
Extraordinary Transaction means, whether in one or a series of transactions, the transfer or other disposition, directly or indirectly, of all or substantially all of the business or securities of the General Partner, whether by way of a merger or consolidation, reorganization, recapitalization or restructuring, tender or exchange offer, negotiated purchase, leveraged buyout or otherwise, or any other extraordinary corporate transaction involving the General Partner, excluding a Sale.

General Partner means Griffin Capital Essential Asset REIT, Inc., a Maryland corporation, and any Person who becomes a substitute or additional General Partner as provided herein, and any of their successors as General Partner.
General Partnership Interest means a Partnership Interest held by the General Partner that is a general partnership interest. The number of Class B Common Units held by the General Partner equal to one percent (1%) of all outstanding Common Units from time to time is hereby designated as the General Partnership Interest.
Indemnitee means (i) the General Partner or a director, officer or employee of the General Partner or Partnership, (ii) the Advisor or a director, officer, manager, member, employee of the Advisor or another agent of the Advisor if such agent is an Affiliate of the Advisor and (iii) such other Persons (including Affiliates of the General Partner, the Advisor or the Partnership) as the General Partner may designate from time to time, in its sole and absolute discretion.
Independent Appraiser means a person or entity, who is not an Affiliate of the Advisor or the members of the board of directors of the General Partner, who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the General Partner, and who is a qualified appraiser of real estate as determined by the members of the board of directors of the General Partner. Membership in a nationally recognized appraisal society such as the American Institute of Real Estate Appraisers or the Society of Real Estate Appraisers shall be conclusive evidence of such qualification.
Independent Director means a director of the General Partner who is not an officer or employee of the General Partner and meets the requirements for independence as defined by the General Partner’s Articles of Incorporation.
Invested Capital means the amount calculated by multiplying the total number of REIT Shares purchased by Stockholders by (a) the offering price for the Stock paid by such Stockholders in an Offering or (b) for Stock not purchased in an Offering, the issue price for the Stock; in each case reduced by any Distributions attributable to Net Sale Proceeds, and any amounts paid by the General Partner to repurchase shares of Stock pursuant to a plan for repurchase of the General Partner’s Stock.
Joint Venture or Joint Ventures means those joint venture or general partnership arrangements in which the General Partner or the Partnership is a co-venturer or general partner which are established to acquire Properties.
Limited Partner means any Person named as a Limited Partner on Exhibit A attached hereto, and any Person who becomes a Substitute Limited Partner or Additional Limited Partner, in such Person’s capacity as a Limited Partner in the Partnership.
Limited Partnership Interest means the ownership interest of a Limited Partner in the Partnership at any particular time, including the right of such Limited Partner to any and all benefits to which such Limited Partner may be entitled as provided in this Agreement and in the Act, together with the obligations of such Limited Partner to comply with all the provisions of this Agreement and of such Act.
Liquidation Preference means, with respect to any Preferred Unit as of any date of determination, the amount (including accrued and unpaid distributions to the date of determination) payable with respect to such Preferred Unit (as established by the instrument designating such Preferred Unit) upon the voluntary or involuntary dissolution or winding up of the Partnership as a preference over distributions to Partnership Units ranking junior to such Preferred Unit.
Listing means the approval of the REIT Shares, issued by the General Partner pursuant to an effective registration statement, on a National Securities Exchange. Upon Listing, the shares shall be deemed Listed.
Loss has the meaning provided in Section 5.1(g) hereof.

Market Value means the aggregate market value of all of the outstanding REIT Shares, measured by taking the average closing price or average of bid and asked price, as the case may be, during a period of 30 trading days commencing after the first day of the 6th month, but no later than the last day of the 18th month following Listing, the Commencement date of which shall be chosen by the Original Class A Limited Partner in its sole discretion.
National Securities Exchange means any securities exchange registered with the SEC pursuant to Section 6 of the Securities Exchange Act of 1934, as amended.
Net Sale Proceeds means in the case of a transaction described in clause (a) of the definition of Sale, the net proceeds of any such transaction less the amount of all real estate commissions and closing costs paid by the Partnership. In the case of a transaction described in clause (b) of such definition, Net Sale Proceeds means the net proceeds of any such transaction less the amount of any legal and other selling expenses incurred by the Partnership in connection with such transaction. In the case of a transaction described in clause (c) of such definition, Net Sale Proceeds means the net proceeds of any such transaction actually distributed to the Partnership from the Joint Venture less any expenses incurred by the Partnership in connection with such transaction. In the case of a transaction or series of transactions described in clause (d) of the definition of Sale, Net Sale Proceeds means the net proceeds of any such transaction less the amount of all commissions and closing costs paid by the Partnership. In the case of a transaction described in clause (e) of such definition, Net Sale Proceeds means the net proceeds of any such transaction less the amount of all selling costs and other expenses incurred by the Partnership in connection with such transaction. Net Sale Proceeds shall also include, in the case of any lease of a Property consisting of a building only, any amounts from tenants, borrowers or lessees that the General Partner, in its capacity as general partner of the Partnership determines, in its discretion, to be economically equivalent to the proceeds of a Sale. Net Sale Proceeds shall be calculated after repayment of any outstanding indebtedness relating to the asset disposed of in the sale.
Notice of Exchange means the Notice of Exercise of Exchange Right substantially in the form attached as Exhibit B hereto.
Offer has the meaning set forth in Section 7.1(b)(ii) hereof.
Offering means an offering of Stock that is either (a) registered with the SEC, or (b) exempt from such registration, including the Private Offering and any Public Offering, but excluding Stock offered under any employee benefit plan.
Original Class A Limited Partner means the Limited Partner designated as “Original Class A Limited Partner” on Exhibit A hereto.
Partner means any General Partner or Limited Partner.
Partner Nonrecourse Debt Minimum Gain has the meaning set forth in Regulations Section 1.704-2(i). A Partner’s share of Partner Nonrecourse Debt Minimum Gain shall be determined in accordance with Regulations Section 1.704-2(i)(5).
Partnership means Griffin Capital Essential Asset Operating Partnership, L.P., a Delaware limited partnership.
Partnership Interest means an ownership interest in the Partnership held by either a Limited Partner or the General Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.
Partnership Minimum Gain has the meaning set forth in Regulations Section 1.704-2(d). In accordance with Regulations Section 1.704-2(d), the amount of Partnership Minimum Gain is determined by first computing, for each Partnership nonrecourse liability, any gain the Partnership would realize if it disposed of the property subject to that liability for no consideration other than full satisfaction of the liability, and then aggregating the separately computed gains. A Partner’s share of Partnership Minimum Gain shall be determined in accordance with Regulations Section 1.704-2(g)(1).
Partnership Record Date means the record date established by the General Partner for the distribution of cash pursuant to Section 5.2 hereof, which record date shall be the same as the record date established by the General Partner for a distribution to its stockholders of some or all of its portion of such distribution.
Partnership Unit means a fractional, undivided share of the Partnership Interests of all Partners issued hereunder. The allocation of Partnership Units among the Partners shall be as set forth on Exhibit A, as such Exhibit may be amended from time to time.
Percentage Interest means, as to a Partner, with respect to any class or series of Partnership Units held by such Partner, its interest in such class or series of Partnership Units as determined by dividing the number of Partnership Units in such class or series owned by such Partner by the total number of Partnership Units in such class or series then outstanding. For purposes of determining the rights and relationships among the various classes and series of Partnership Units, Preferred Units shall not be considered to have any share of the aggregate Percentage Interest in the Partnership unless, and only to the extent, provided otherwise in the instrument creating such class or series of Preferred Units.
Person means any individual, partnership, limited liability company, corporation, joint venture, trust or other entity.
Preferred Unit means any Partnership Unit issued from time to time pursuant to Section 4.2 hereof that is specifically designated by the General Partner at the time of its issuance as a Preferred Unit. Each class or series of Preferred Units shall have such designations, preferences, and relative, participating, optional, or other special rights, powers, and duties, including rights, powers and duties senior to the Common Units, all as determined by the General Partner, subject to compliance with the requirements of Section 4.2 hereof.
Preferred Unit Holder means a holder of Preferred Units.
Profit has the meaning provided in Section 5.1(g) hereof.
Property or Properties means the real properties or real estate investments which are acquired by the General Partner either directly or through the Partnership, Joint Ventures, partnerships or other entities.
Regulations means the Federal income tax regulations promulgated under the Code, as amended and as hereafter amended from time to time. Reference to any particular provision of the Regulations shall mean that provision of the Regulations on the date hereof and any successor provision of the Regulations.
Regulatory Allocations has the meaning set forth in Section 5.1(h) hereof.
REIT means a real estate investment trust under Sections 856 through 860 of the Code.
REIT Expenses means (i) costs and expenses relating to the formation and continuity of existence and operation of the General Partner and any Subsidiaries thereof (which Subsidiaries shall, for purposes hereof, be included within the definition of General Partner), including taxes, fees and assessments associated therewith, any and all costs, expenses or fees payable to any director, officer, or employee of the General Partner, (ii) costs and expenses relating to any Offering and registration of securities by the General Partner and all statements, reports, fees and expenses incidental thereto, including, without limitation, underwriting discounts and sales commissions applicable to any such Offering of securities, and any costs and expenses associated with any claims made by any holders of such securities or any underwriters or placement agents thereof, (iii) costs and expenses associated with any repurchase of any securities by the General Partner, (iv) costs and expenses associated with the preparation and filing of any periodic or other reports and communications by the General Partner under federal, state or local laws or regulations, including filings with the SEC, (v) costs and expenses associated with compliance by the General Partner with laws, rules and regulations promulgated by any regulatory body, including the SEC and any National Securities Exchange, (vi) costs and expenses associated with any 401(k) plan, incentive plan, bonus plan or other plan providing for compensation for the employees of the General Partner, (vii) costs and expenses incurred by the General Partner relating to any issuance or redemption of Partnership Interests, and (viii) all other operating or administrative costs of the General Partner incurred in the ordinary course of its business on behalf of or in connection with the Partnership.
REIT Share means a share of common stock, par value $0.001 per share, in the General Partner (or successor entity, as the case may be), the terms and conditions of which are set forth in the Articles of Incorporation.
REIT Shares Amount means a number of REIT Shares equal to the product of the number of Partnership Units offered for exchange by an Exchanging Partner, multiplied by the Conversion Factor as adjusted to and including the Specified Exchange Date; provided that in the event the General Partner issues to all holders of REIT Shares rights, options, warrants or convertible or exchangeable securities entitling the stockholders to subscribe for or purchase REIT Shares, or any other securities or property (collectively, the “rights”), and the rights have not expired at the Specified Exchange Date, then the REIT Shares Amount shall also include the rights issuable to a holder of the REIT Shares Amount of REIT Shares on the record date fixed for purposes of determining the holders of REIT Shares entitled to rights.
Sale or Sales means any transaction or series of transactions whereby: (a) the Partnership sells, grants, transfers, conveys or relinquishes its ownership of any Property or portion thereof, including the lease of any Property consisting of the building only, and including any event with respect to any Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (b) the Partnership sells, grants, transfers, conveys or relinquishes its ownership of all or substantially all of the interest of the Partnership in any Joint Venture in which it is a co-venturer or partner; (c) any Joint Venture in which the Partnership is a co-venturer or partner sells, grants, transfers, conveys or relinquishes its ownership of any Property or portion thereof, including any event with respect to any Property which gives rise to insurance claims or condemnation awards; (d) the Partnership sells, grants, conveys, or relinquishes its interest in any asset, or portion thereof, including any event with respect to any asset which gives rise to a significant amount of insurance proceeds or similar awards; or (e) the Partnership sells or otherwise disposes of or distributes all of its assets in liquidation of the Partnership.
SEC means the Securities and Exchange Commission.
Securities Act means the Securities Act of 1933, as amended.
Service means the Internal Revenue Service.
Specified Exchange Date means the first business day of the month that is at least 60 business days after the receipt by the General Partner of the Notice of Exchange.
Sponsor means Griffin Capital Corporation, a California corporation.
Sponsor Break-even Amount means the unreturned and unreimbursed capital (excluding Partnership Units) invested by the Sponsor or any Affiliate into the General Partner, the Original Class A Limited Partner, the Dealer Manager or any Affiliate relating in any way to the business organization of the General Partner or any Offering.
Stock means shares of stock of the General Partner of any class or series, including REIT Shares, preferred stock or shares-in-trust.
Stockholders means the registered holders of the General Partner’s Stock.
Stockholders’ 6% Return means, as of any date, an aggregate amount equal to a 6% cumulative, non-compounded, annual return on Invested Capital; provided, however, that for purposes of calculating the Stockholders’ 6% Return, any stock dividend shall not be included as a Distribution; and provided further that for purposes of determining the Stockholders’ 6% Return, the return for each portion of the Invested Capital shall commence for purposes of the calculation upon the issuance of the shares issued in connection with such capital.
Stockholders’ 8% Return means, as of any date, an aggregate amount equal to a 8% cumulative, non-compounded, annual return on Invested Capital; provided, however, that for purposes of calculating the Stockholders’ 8% Return, any stock dividend shall not be included as a Distribution; and provided further that for purposes of determining the Stockholders’ 8% Return, the return for each portion of the Invested Capital shall commence for purposes of the calculation upon the issuance of the shares issued in connection with such capital.
Stockholders’ 10% Return means, as of any date, an aggregate amount equal to a 10% cumulative, non-compounded, annual return on Invested Capital; provided, however, that for purposes of calculating the Stockholders’ 10% Return, any stock dividend shall not be included as a Distribution; and provided further that for purposes of determining the Stockholders’ 10% Return, the return for each portion of the Invested Capital shall commence for purposes of the calculation upon the issuance of the shares issued in connection with such capital.
Subordinated Distribution Due Upon Extraordinary Transaction means an amount equal to:
(a)5% of the amount by which (i) the Transaction Amount, plus the total of all Distributions paid to Common Stockholders (excluding any stock dividends and Distributions paid on REIT Shares redeemed by the General Partner) from the General Partner’s inception until the date that Transaction Amount is determined, exceeds (ii) the sum of (A) Invested Capital and (B) the total Distributions required to be paid to Common Stockholders in order to pay the Stockholders’ 6% Return or more but less than the Stockholders’ 8% Return from inception through the date Transaction Amount is determined; and
(b)10% of the amount by which (i) the Transaction Amount, plus the total of all Distributions paid to Common Stockholders (excluding any stock dividends and Distributions paid on REIT Shares redeemed by the General Partner) from the General Partner’s inception until the date that Transaction Amount is determined, exceeds (ii) the sum of (A) Invested Capital and (B) the total Distributions required to be paid to Common Stockholders in order to pay the Stockholders’ 8% Return or more but less than the Stockholders’ 10% Return from inception through the date Transaction Amount is determined; and
(c)15% of the amount by which (i) the Transaction Amount, plus the total of all Distributions paid to Common Stockholders (excluding any stock dividends and Distributions paid on REIT Shares redeemed by the General Partner) from the General Partner’s inception until the date that Transaction Amount is determined, exceeds (ii) the sum of (A) Invested Capital and (B) the total Distributions required to be paid to Common Stockholders in order to pay the Stockholders’ 10% Return or more from inception through the date Transaction Amount is determined.
Subordinated Distribution Due Upon Termination means:
(a)5% of the amount, if any, by which (i) the Appraised Value of the Properties, less the fair value of the underlying debt, plus or minus net current assets or net current liabilities, respectively, at the Termination Date, plus total Distributions (excluding any stock dividend and Distributions paid on REIT Shares redeemed by the General Partner pursuant to its share redemption program) through the Termination Date exceeds (ii) the sum of Invested Capital plus total Distributions required to be made to the Common Stockholders in order to pay the Stockholders’ 6% Return or more but less than Stockholders’ 8% Return from inception through the Termination Date; or
(b)10% of the amount, if any, by which (i) the Appraised Value of the Properties, less the fair value of the underlying debt, plus or minus net current assets or net current liabilities, respectively, at the Termination Date, plus total Distributions (excluding any stock dividend and Distributions paid on REIT Shares redeemed by the General Partner pursuant to its share redemption program) through the Termination Date exceeds (ii) the sum of Invested Capital plus total Distributions required to be made to the Common Stockholders in order to pay the Stockholders’ 8% Return or more but less than Stockholders’ 10% Return from inception through the Termination Date; or
(c)15% of the amount, if any, by which (i) the Appraised Value of the Properties, less the fair value of the underlying debt, plus or minus net current assets or net current liabilities, respectively, at the Termination Date, plus total Distributions (excluding any stock dividend and Distributions paid on REIT Shares redeemed by the General Partner pursuant to its share redemption program) through the Termination Date exceeds (ii) the sum of Invested Capital plus total Distributions required to be made to the Common Stockholders in order to pay the Stockholders’ 10% Return or more from inception through the Termination Date.
Subordinated Incentive Listing Distribution means:
(a)5% of the amount by which (i) the Market Value, plus the total of all Distributions paid to Common Stockholders (excluding any stock dividends and Distributions paid on REIT Shares redeemed by the General Partner) from the General Partner’s inception until the date that Market Value is determined, exceeds (ii) the sum of (A) Invested Capital and (B) the total Distributions required to be paid to Common Stockholders in order to pay the Stockholders’ 6% Return or more but less than Stockholders’ 8% Return from inception through the date Market Value is determined; or
(b)10% of the amount by which (i) the Market Value, plus the total of all Distributions paid to Common Stockholders (excluding any stock dividends and Distributions paid on REIT Shares redeemed by the General Partner) from the General Partner’s inception until the date that Market Value is determined, exceeds (ii) the sum of (A) Invested Capital and (B) the total Distributions required to be paid to Common Stockholders in order to pay the Stockholders’ 8% Return or more but less than Stockholders’ 10% Return from inception through the date Market Value is determined; or
(c)15% of the amount by which (i) the Market Value, plus the total of all Distributions paid to Common Stockholders (excluding any stock dividends and Distributions paid on REIT Shares redeemed by the General Partner) from the General Partner’s inception until the date that Market Value is determined, exceeds (ii) the sum of (A) Invested Capital and (B) the total Distributions required to be paid to Common Stockholders in order to pay the Stockholders’ 10% Return or more from inception through the date Market Value is determined.
Subsidiary means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.
Subsidiary Partnership means any partnership of which the partnership interests therein are owned by the General Partner or a direct or indirect subsidiary of the General Partner.
Substitute Limited Partner means any Person admitted to the Partnership as a Limited Partner pursuant to Section 9.3 hereof.
Successor Entity has the meaning provided in the definition of “Conversion Factor” contained herein.
Surviving General Partner has the meaning set forth in Section 7.1(c) hereof.
Termination means the termination of the Advisory Agreement.
Termination Date means the date of termination of the Advisory Agreement.
Transaction has the meaning set forth in Section 7.1(b) hereof.
Transaction Amount means the aggregate value of all of the issued and outstanding REIT Shares using a per share value equal to the per share value paid to the Stockholders in an Extraordinary Transaction.
Transaction Documents means, collectively, (i) the Series A Cumulative Redeemable Exchangeable Preferred Unit Purchase Agreement, dated November 5, 2013, by and among the Partnership, the General Partner, SPT Griffin Holdings, LLC, and Starwood Property Trust, Inc., solely for the purpose of Section 3 thereof, (ii) the Escrow Agreement, dated as of November 5, 2013, among the General Partner, the Partnership, Griffin Capital Essential Asset Advisor, LLC, SPT Griffin Holdings, LLC and Sidley Austin LLP, as escrow agent, (iii) the Articles Supplementary to the Articles of Incorporation of the General Partner setting forth the terms of the Series A Cumulative Voting Redeemable Preferred Stock of the General Partner, (iv) the Subordination of Management Agreements, dated as of November 5, 2013, among the Partnership, SPT Griffin Holdings, LLC and Griffin Capital Essential Asset Property Management, LLC, (v) the Subordination of Second Amended and Restated Advisory Agreement, as amended, dated as of November 5, 2013, among the General Partner, SPT Griffin Holdings, LLC and Griffin Capital Essential Asset Advisor, LLC, and (vi) the Investor Rights Agreement, dated as of November 5, 2013, among the Partnership, the General Partner, Griffin Capital Essential Asset Advisor, LLC and SPT Griffin Holdings, LLC.
Transaction Value shall mean
(a)with respect to a sale of substantially all of the Properties, the Net Sale Proceeds;
(b)with respect to a Listing, the Market Value; or
(c)with respect to an Extraordinary Transaction, the Transaction Amount.
Transfer has the meaning set forth in Section 9.2(a) hereof.
Value means, with respect to REIT Shares, the average of the daily market price of such REIT Share for the ten (10) consecutive trading days immediately preceding the date of such valuation. The market price for each such trading day shall be: (i) if the REIT Shares are Listed, the sale price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices, regular way, on such day; (ii) if the REIT Shares are not Listed, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the General Partner; or (iii) if the REIT Shares are not Listed and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten (10) days prior to the date in question) for which prices have been so reported; provided that if there are no bid and asked prices reported during the ten (10) days prior to the date in question, the value of the REIT Shares shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate. In the event the REIT Shares Amount includes rights that a holder of REIT Shares would be entitled to receive, then the value of such rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.
Voluntary Termination has the meaning set forth in Section 5.2(d) hereof.
ARTICLE 2
PARTNERSHIP FORMATION AND IDENTIFICATION
2.1Formation. The Partnership was formed as a limited partnership pursuant to the Act for the purposes and upon the terms and conditions set forth in this Agreement.
2.2Name, Office and Registered Agent. The name of the Partnership is Griffin Capital Essential Asset Operating Partnership, L.P. The specified office and place of business of the Partnership shall be Griffin Capital Plaza, 1520 Grand Avenue, El Segundo, CA 90245 (telephone number (310) 606-5900; facsimile number (310) 606-5910). The General Partner may at any time change the location of such office, provided the General Partner gives notice to the Partners of any such change. The name and address of the Partnership’s registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The sole duty of the registered agent as such is to forward to the Partnership any notice that is served on him as registered agent.

2.3Partners.
(a)The General Partner of the Partnership is Griffin Capital Essential Asset REIT, Inc., a Maryland corporation. Its principal place of business is the same as that of the Partnership.
(b)The Limited Partners are those Persons identified as Limited Partners on Exhibit A hereto, as amended from time to time.
2.4Term and Dissolution.
(a)The Partnership shall have perpetual duration, except that the Partnership shall be dissolved upon the first to occur of any of the following events:
(i)The occurrence of an Event of Bankruptcy as to a General Partner or the dissolution, death, removal or withdrawal of a General Partner unless the business of the Partnership is continued pursuant to Section 7.3(b) hereof; provided that if a General Partner is on the date of such occurrence a partnership, the dissolution of such General Partner as a result of the dissolution, death, withdrawal, removal or Event of Bankruptcy of a partner in such partnership shall not be an event of dissolution of the Partnership if the business of such General Partner is continued by the remaining partner or partners, either alone or with additional partners, and such General Partner and such partners comply with any other applicable requirements of this Agreement;
(ii)The passage of 90 days after the sale or other disposition of all or substantially all of the assets of the Partnership (provided that if the Partnership receives an installment obligation as consideration for such sale or other disposition, the Partnership shall continue, unless sooner dissolved under the provisions of this Agreement, until such time as such note or notes are paid in full);
(iii)The exchange of all Limited Partnership Interests (other than any of such interests held by the General Partner or Affiliates of the General Partner) for REIT Shares or the securities of any other entity; or
(iv)The election by the General Partner that the Partnership should be dissolved.
(b)Upon dissolution of the Partnership (unless the business of the Partnership is continued pursuant to Section 7.3(b) hereof), the General Partner (or its trustee, receiver, successor or legal representative) shall amend or cancel the Certificate and liquidate the Partnership’s assets and apply and distribute the proceeds thereof in accordance with Section 5.6 hereof. Notwithstanding the foregoing, the liquidating General Partner may either (i) defer liquidation of, or withhold from distribution for a reasonable time, any assets of the Partnership (including those necessary to satisfy the Partnership’s debts and obligations), or (ii) distribute the assets to the Partners in kind.
2.5Filing of Certificate and Perfection of Limited Partnership. The General Partner shall execute, acknowledge, record and file at the expense of the Partnership, the Certificate any and all amendments thereto and all requisite fictitious name statements and notices in such places and jurisdictions as may be necessary to cause the Partnership to be treated as a limited partnership under, and otherwise to comply with, the laws of each state or other jurisdiction in which the Partnership conducts business.
2.6Certificates Describing Partnership Units. At the request of a Limited Partner, the General Partner, at its option, may issue a certificate summarizing the terms of such Limited Partner’s interest in the Partnership, including the number of Partnership Units owned and the Percentage Interest represented by such Partnership Units as of the date of such certificate. Any such certificate (i) shall be in form and substance as approved by the General Partner, (ii) shall not be negotiable and (iii) shall bear a legend to the following effect:

This certificate is not negotiable. The Partnership Units represented by this certificate are governed by and transferable only in accordance with the provisions of the Third Amended and Restated Limited Partnership Agreement of Griffin Capital Essential Asset Operating Partnership, L.P., as amended from time to time.
ARTICLE 3
BUSINESS OF THE PARTNERSHIP
The purpose and nature of the business to be conducted by the Partnership is (i) to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act, provided, however, that such business shall be limited to and conducted in such a manner as to permit the General Partner at all times to qualify as a REIT, unless the General Partner otherwise ceases to qualify as a REIT, (ii) to enter into any partnership, joint venture or other similar arrangement to engage in any of the foregoing or the ownership of interests in any entity engaged in any of the foregoing, and (iii) to do anything necessary or incidental to the foregoing. In connection with the foregoing, and without limiting the General Partner’s right in its sole and absolute discretion to cease qualifying as a REIT, the Partners acknowledge that the General Partner’s current status as a REIT and the avoidance of income and excise taxes on the General Partner inures to the benefit of all the Partners and not solely to the General Partner. Notwithstanding the foregoing, the Limited Partners agree that the General Partner may terminate its status as a REIT under the Code at any time to the full extent permitted under the Articles of Incorporation. The General Partner shall also be empowered to do any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code.
ARTICLE 4
CAPITAL CONTRIBUTIONS AND ACCOUNTS
4.1Capital Contributions. The General Partner and the Limited Partners have made Capital Contributions to the Partnership in exchange for the Partnership Interests set forth opposite their names on Exhibit A, as amended from time to time.
4.2Additional Capital Contributions and Issuances of Additional Partnership Interests. Except as provided in this Section 4.2 or in Section 4.3, the Partners shall have no right or obligation to make any additional Capital Contributions or loans to the Partnership. The General Partner may contribute additional capital to the Partnership, from time to time, and receive additional Partnership Interests in respect thereof, in the manner contemplated in this Section 4.2.
(a)Issuances of Additional Partnership Interests.
(i)General. The General Partner is hereby authorized to cause the Partnership to issue such additional Partnership Interests in the form of Partnership Units for any Partnership purpose at any time or from time to time, to the Partners (including the General Partner) or to other Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole and absolute discretion, all without the approval of any Limited Partner. Any additional Partnership Interests issued thereby may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to Limited Partnership Interests, all as shall be determined by the General Partner in its sole and absolute discretion and without the approval of any Limited Partner, subject to Delaware law, including, without limitation: (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests; (ii) the right of each such class or series of Partnership Interests to share in Partnership distributions; and (iii) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership; provided, however, that no additional Partnership Interests shall be issued to the General Partner unless:
(1)(A) the additional Partnership Interests are issued in connection with an issuance of REIT Shares of or other interests in the General Partner, which shares or interests have designations, preferences and other rights, all such that the economic interests are substantially similar to the designations, preferences and other rights of the additional Partnership Interests issued to the General Partner by the Partnership in accordance with this Section 4.2 and (B) the General Partner shall make a Capital Contribution to the Partnership in an amount equal to the proceeds raised in connection with the issuance of such shares of stock of or other interests in the General Partner;
(2)the additional Partnership Interests are issued in exchange for property owned by the General Partner with a fair market value, as determined by the General Partner, in good faith, equal to the value of the Partnership Interests; or
(3)additional Partnership Interests are issued to all Partners holding Partnership Units in proportion to their respective Percentage Interests.
In addition, the General Partner may acquire Partnership Interests from other Partners pursuant to this Agreement. In the event that the Partnership issues Partnership Interests pursuant to this Section 4.2(a), the General Partner shall make such revisions to this Agreement (without any requirement of receiving approval of the Limited Partners) as it deems necessary to reflect the issuance of such additional Partnership Interests and any special rights, powers, and duties associated therewith.
Without limiting the foregoing, the General Partner is expressly authorized to cause the Partnership to issue Partnership Units for less than fair market value, so long as the General Partner concludes in good faith that such issuance is in the best interests of the General Partner and the Partnership.
(ii)Upon Issuance of Additional Securities. The General Partner shall not issue any Additional Securities other than to all holders of REIT Shares, unless (A) the General Partner shall cause the Partnership to issue to the General Partner, as the General Partner may designate, Partnership Interests or rights, options, warrants or convertible or exchangeable securities of the Partnership having designations, preferences and other rights, all such that the economic interests are substantially similar to those of the Additional Securities, and (B) the General Partner contributes the net proceeds from the issuance of such Additional Securities and from any exercise of rights contained in such Additional Securities, directly and through the General Partner, to the Partnership; provided, however, that the General Partner is allowed to issue Additional Securities in connection with an acquisition of a property to be held directly by the General Partner, but if and only if, such direct acquisition and issuance of Additional Securities have been approved and determined to be in the best interests of the General Partner and the Partnership by a majority of the Independent Directors (as defined in the Articles of Incorporation). Without limiting the foregoing, the General Partner is expressly authorized to issue Additional Securities for less than fair market value, and to cause the Partnership to issue to the General Partner corresponding Partnership Interests, so long as (x) the General Partner concludes in good faith that such issuance is in the best interests of the General Partner and the Partnership, including without limitation, the issuance of REIT Shares and corresponding Partnership Units pursuant to an employee share purchase plan providing for employee purchases of REIT Shares at a discount from fair market value or employee stock options that have an exercise price that is less than the fair market value of the REIT Shares, either at the time of issuance or at the time of exercise, and (y) the General Partner contributes all proceeds from such issuance to the Partnership. For example, in the event the General Partner issues REIT Shares for a cash purchase price and contributes all of the proceeds of such issuance to the Partnership as required hereunder, the General Partner shall be issued a number of additional Partnership Units equal to the product of (A) the number of such REIT Shares issued by the General Partner, the proceeds of which were so contributed, multiplied by (B) a fraction, the numerator of which is 100%, and the denominator of which is the Conversion Factor in effect on the date of such contribution.
(b)Certain Deemed Contributions of Proceeds of Issuance of REIT Shares. In connection with any and all issuances of REIT Shares, the General Partner shall make Capital Contributions to the Partnership of the proceeds therefrom, provided that if the proceeds actually received and contributed by the General Partner are less than the gross proceeds of such issuance as a result of any underwriter’s discount or other expenses paid or incurred in connection with such issuance, then the General Partner shall be deemed to have made Capital Contributions to the Partnership in the aggregate amount of the gross proceeds of such issuance and the Partnership shall be deemed simultaneously to have paid such offering expenses in accordance with Section 6.5 hereof and in connection with the required issuance of additional Partnership Units to the General Partner for such Capital Contributions pursuant to Section 4.2(a) hereof.
4.3Additional Funding. If the General Partner determines that it is in the best interests of the Partnership to provide for additional Partnership funds (“Additional Funds”) for any Partnership purpose, the General Partner may (i) cause the Partnership to obtain such funds from outside borrowings, or (ii) elect to have the General Partner or any of its Affiliates provide such Additional Funds to the Partnership through loans or otherwise.
4.4Capital Accounts. A separate capital account (a “Capital Account”) shall be established and maintained for each Partner in accordance with Regulations Section 1.704-1(b)(2)(iv). If (i) a new or existing Partner acquires an additional Partnership Interest in exchange for more than a de minimis Capital Contribution, (ii) the Partnership distributes to a Partner more than a de minimis amount of Partnership property as consideration for a Partnership Interest, (iii) the Partnership is liquidated within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g) or (iv) a Partnership Interest (other than a de minimis interest) is granted as consideration for the provisions of services to or for the benefit of the Partnership by an existing Partner acting in a partner capacity, or by a new Partner acting in a partner capacity in anticipation of being a Partner, the General Partner shall revalue the property of the Partnership to its fair market value (as determined by the General Partner, in its sole and absolute discretion, and taking into account Section 7701(g) of the Code) in accordance with Regulations Section 1.704-1(b)(2)(iv)(f). When the Partnership’s property is revalued by the General Partner, the Capital Accounts of the Partners shall be adjusted in accordance with Regulations Sections 1.704-1(b)(2)(iv)(f) and (g), which generally require such Capital Accounts to be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the Capital Accounts previously) would be allocated among the Partners pursuant to Section 5.1 if there were a taxable disposition of such property for its fair market value (as determined by the General Partner, in its sole and absolute discretion, and taking into account Section 7701(g) of the Code) on the date of the revaluation.
4.5Percentage Interests. If the number of outstanding Partnership Units increases or decreases during a taxable year, each Partner’s Percentage Interest shall be adjusted by the General Partner effective as of the effective date of each such increase or decrease to a percentage equal to the number of Partnership Units held by such Partner divided by the aggregate number of Partnership Units outstanding after giving effect to such increase or decrease. If the Partners’ Percentage Interests are adjusted pursuant to this Section 4.5, the Profits and Losses for the taxable year in which the adjustment occurs shall be allocated between the part of the year ending on the day when the Partnership’s property is revalued by the General Partner and the part of the year beginning on the following day either (i) as if the taxable year had ended on the date of the adjustment or (ii) based on the number of days in each part. The General Partner, in its sole and absolute discretion, shall determine which method shall be used to allocate Profits and Losses for the taxable year in which the adjustment occurs. The allocation of Profits and Losses for the earlier part of the year shall be based on the Percentage Interests before adjustment, and the allocation of Profits and Losses for the later part shall be based on the adjusted Percentage Interests.
4.6No Interest on Contributions. No Partner shall be entitled to interest on its Capital Contribution.
4.7Return of Capital Contributions. No Partner shall be entitled to withdraw any part of its Capital Contribution or its Capital Account or to receive any distribution from the Partnership, except as specifically provided in this Agreement. Except as otherwise provided herein, there shall be no obligation to return to any Partner or withdrawn Partner any part of such Partner’s Capital Contribution for so long as the Partnership continues in existence.
4.8No Third Party Beneficiary. No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns. None of the rights or obligations of the Partners herein set forth to make Capital Contributions or loans to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any debt or other obligation of the Partnership or of any of the Partners. In addition, it is the intent of the parties hereto that no distribution to any Limited Partner shall be deemed a return of money or other property in violation of the Act. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Limited Partner is obligated to return such money or property, such obligation shall be the obligation of such Limited Partner and not of the General Partner. Without limiting the generality of the foregoing, a deficit Capital Account of a Partner shall not be deemed to be a liability of such Partner nor an asset or property of the Partnership and upon a liquidation within the meaning of Treas. Reg. Section 1.704‑1(b)(2)(ii)(g), if any Partner has a deficit Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any Capital Contribution to reduce or eliminate the negative balance of such Partner’s Capital Account.
ARTICLE 5
PROFITS AND LOSSES; DISTRIBUTIONS
5.1Allocation of Profit and Loss.
(a)General. After giving effect to the special allocations set forth in Sections 5.1(b) and 5.1(c) and the priority allocation with respect to the Preferred Units in Section 5.1(e) below, the Partnership’s Profits and Losses shall be allocated among the Partners in each taxable year (or portion thereof) as provided below.
(i)Profits. Profits shall be allocated:
(A)first, to Partners holding Preferred Units (and if there are Preferred Units with different priorities in preference in distribution, then in the order of their preference in distribution) to the extent that Losses previously allocated to such Partners pursuant to Section 5.1(a)(ii)(B) below exceed Profits previously allocated to such Partners pursuant to this Section 5.1(a)(i)(A);
(B)second, to the General Partner to the extent that Losses previously allocated to the General Partner pursuant to Section 5.1(a)(ii)(C) below exceed Profits previously allocated to the General Partner pursuant to this Section 5.1(a)(i)(B);
(C)third, to those Partners, including the General Partner, holding Common Units who have been allocated Losses pursuant to Section 5.1(a)(ii)(A) below in excess of Profits previously allocated to such Partners pursuant to this Section 5.1(a)(i)(C) (and as among such Partners, in proportion to their respective excess amounts);
(D)fourth, to the Partners in accordance with their respective Percentage Interests in Common Units, provided that, in any taxable year for which a distribution of Net Sale Proceeds is to be made to the Original Class A Limited Partner, income or gain (or items thereof) from Sales shall be specially allocated to the Original Class A Limited Partner in the amount of such distribution.
(ii)Losses. Losses shall be allocated:
(A)first, to the Partners, including the General Partner, holding Common Units in accordance with their respective Percentage Interests in Common Units, until the Adjusted Capital Account (ignoring for this purpose any amounts a Partner is obligated to contribute to the capital of the Partnership or is deemed obligated to contribute pursuant to Regulations Section 1.704-1(b)(2)(ii)(c)(2)) of each Partner is reduced to zero;
(B)second, to Partners holding Preferred Units in accordance with each such Partner’s respective percentage interests in the Preferred Units determined under the respective terms of the Preferred Units (and if there are Preferred Units with different priorities in preference in distribution, then in the reverse order of their preference in distribution), until the Adjusted Capital Account (modified in the same manner as in clause (A)) of each such holder is reduced to zero;
(C)third, to the General Partner.

(b)Minimum Gain Chargeback. Notwithstanding any provision to the contrary, (i) any expense of the Partnership that is a “nonrecourse deduction” within the meaning of Regulations Section 1.704-2(b)(1) shall be allocated in accordance with the Partners’ respective Percentage Interests, (ii) any expense of the Partnership that is a “partner nonrecourse deduction” within the meaning of Regulations Section 1.704-2(i)(2) shall be allocated to the Partner that bears the “economic risk of loss” with respect to the “partner nonrecourse debt” within the meaning of Regulations Section 1.704-2(b)(4) to which such partner nonrecourse deduction is attributable in accordance with Regulations Section 1.704-2(i)(1), (iii) if there is a net decrease in Partnership Minimum Gain within the meaning of Regulations Section 1.704-2(f)(1) for any Partnership taxable year, then, subject to the exceptions set forth in Regulations Section 1.704-2(f)(2),(3), (4) and (5), items of gain and income shall be allocated among the Partners in accordance with Regulations Section 1.704-2(f) and the ordering rules contained in Regulations Section 1.704-2(j), and (iv) if there is a net decrease in Partner Nonrecourse Debt Minimum Gain within the meaning of Regulations Section 1.704-2(i)(4) for any Partnership taxable year, then, subject to the exceptions set forth in Regulations Section 1.704-(2)(g), items of gain and income shall be allocated among the Partners in accordance with Regulations Section 1.704-2(i)(4) and the ordering rules contained in Regulations Section 1.704-2(j). A Partner’s “interest in partnership profits” for purposes of determining its share of the nonrecourse liabilities of the Partnership within the meaning of Regulations Section 1.752-3(a)(3) shall be such Partner’s Percentage Interest.
(c)Qualified Income Offset. If a Partner unexpectedly receives in any taxable year an adjustment, allocation, or distribution described in subparagraphs (4), (5), or (6) of Regulations Section 1.704-1(b)(2)(ii)(d) that causes or increases a deficit balance in such Partner’s Capital Account that exceeds the sum of such Partner’s shares of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, as determined in accordance with Regulations Sections 1.704-2(g) and 1.704-2(i), such Partner shall be allocated specially for such taxable year (and, if necessary, later taxable years) items of income and gain in an amount and manner sufficient to eliminate such deficit Capital Account balance as quickly as possible as provided in Regulations Section 1.704-1(b)(2)(ii)(d); provided, that an allocation pursuant to this Section 5.1(c) shall be made only if and to the extent that such Partner would have a deficit Capital Account balance after all other allocations provided for in Article 5 have been tentatively made as if this Section 5.1(c) were not in this Agreement. This Section 5.1(c) is intended to constitute a “qualified income offset” under Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.
(d)Capital Account Deficits. Loss shall not be allocated to a Limited Partner to the extent that such allocation would cause or increase a deficit in such Partner’s Capital Account at the end of any fiscal year (after reduction to reflect the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) in excess of the sum of such Partner’s shares of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, as determined in accordance with Regulations Sections 1.704-2(g) and 1.704-2(i).
(e)Priority Allocation With Respect to Preferred Units. Profits, and if necessary, items of Partnership gross income or gain for the current taxable year, shall be specially allocated to Partners that own Preferred Units in an amount equal to the excess, if any, of the cumulative distributions received by such Partner for or with respect to the current taxable year and all prior taxable years with respect to such Preferred Units (with a distribution made on the first business day after the end of a year being treated as made with respect to such year) (other than distributions that are treated as being in satisfaction of the Liquidation Preference for any Preferred Units held by such Partner or amounts paid in redemption of any Preferred Units, except to the extent that the Liquidation Preference or amount paid in redemption includes accrued and unpaid distributions) over the cumulative allocations of Partnership Profits, gross income and gain to such Partner under this Section 5.1(e) for all prior taxable years.
(f)Allocations Between Transferor and Transferee. If a Partner transfers any part or all of its Partnership Interest, the distributive shares of the various items of Profit and Loss allocable among the Partners during such fiscal year of the Partnership shall be allocated between the transferor and the transferee Partner either (i) as if the Partnership’s fiscal year had ended on the date of the transfer, or (ii) based on the number of days of such fiscal year that each was a Partner without regard to the results of Partnership activities in the respective portions of such fiscal year in which the transferor and the transferee were Partners. The General Partner, in its sole and absolute discretion, shall determine which method shall be used to allocate the distributive shares of the various items of Profit and Loss between the transferor and the transferee Partner.

(g)Definition of Profit and Loss. “Profit” and “Loss” and any items of income, gain, expense, or loss referred to in this Agreement shall be determined in accordance with federal income tax accounting principles, as modified by Regulations Section 1.704-1(b)(2)(iv), except that Profit and Loss shall not include items of income, gain and expense that are specially allocated pursuant to Sections 5.1(b), 5.1(c), or 5.1(e). All allocations of income, Profit, gain, Loss and expense (and all items contained therein) for federal income tax purposes shall be identical to all allocations of such items set forth in this Section 5.1, except as otherwise required by Section 704(c) of the Code and Regulations Section 1.704-1(b)(4). The General Partner shall have the authority to elect the method to be used by the Partnership for allocating items of income, gain, and expense as required by Section 704(c) of the Code including a method that may result in a Partner receiving a disproportionately larger share of the Partnership tax depreciation deductions, and such election shall be binding on all Partners.
(h)Curative Allocations. The allocations set forth in Sections 5.1(b) and 5.1(c) of this Agreement (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. The General Partner is authorized to offset all Regulatory Allocations either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 5.1(h). Therefore, notwithstanding any other provision of this Section 5.1 (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it deems appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement and all Partnership items were allocated pursuant to Sections 5.1(a), 5.1(e) and 5.1(f).
5.2Distributions.
(a)Cash Available for Distribution. The Partnership shall distribute cash (other than Net Sale Proceeds) on a quarterly (or, at the election of the General Partner, more frequent) basis, in an amount determined by the General Partner in its sole and absolute discretion, to the Partners who are Partners on the Partnership Record Date with respect to such quarter (or other distribution period) in the following order of priority:
(i)First, to the holders of the Preferred Units in such amounts as is required for the Partnership to pay all distributions and any other amounts with respect to such Preferred Units accumulated, due or payable in accordance with the instruments designating such Preferred Units through the last day of such quarter or other distribution period (such distributions shall be made to such Partners in such order of priority and with such preferences as have been established with respect to such Preferred Units as of the last day of such quarter or other distribution period); and
(ii)Then, to the holders of the Common Units in proportion to their respective Percentage Interests in the Common Units on the Partnership Record Date;
provided, however, that if a new or existing Partner acquires an additional Partnership Interest in exchange for a Capital Contribution on any date other than the next day after a Partnership Record Date, the cash distribution attributable to such additional Partnership Interest relating to the Partnership Record Date next following the issuance of such additional Partnership Interest (or relating to the Partnership Record Date if such Partnership Interest was acquired on a Partnership Record Date) shall be reduced in the proportion to (i) the number of days that such additional Partnership Interest is held by such Partner bears to (ii) the number of days between such Partnership Record Date (including such Partnership Record Date) and the immediately preceding Partnership Record Date.
(b)Net Sale Proceeds. Subject to the distribution, liquidation preference, redemption, repurchase and other rights, if any, of the holders of any Preferred Units, including, without limitation, Section 7(b) of the Designation of the Rights, Powers, Privileges, Restrictions, Qualifications and Limitations of the Series A Cumulative Redeemable Exchangeable Preferred Units contained in Exhibit C hereto, and Section 5.2(g) hereof, Net Sale Proceeds shall be distributed as follows:
(i)First, 100% to the Partners (other than the Original Class A Limited Partner) who are Partners on the Partnership Record Date in accordance with their respective Percentage Interests on the Partnership

Record Date until the Stockholders have received Net Sale Proceeds from the Sale of Properties plus the total of all Distributions paid to Stockholders (excluding any stock dividends and Distributions paid on REIT Shares redeemed by the General Partner) in an amount equal to the sum of (A) Invested Capital, plus (B) Stockholders’ 6% Return; and
(ii)Second, (A) 95% to the Partners (other than the Original Class A Limited Partner) who are Partners on the Partnership Record Date in accordance with their respective Percentage Interests on the Partnership Record Date, and (B) 5% to the Original Class A Limited Partner on the Partnership Record Date, until the Stockholders have received Net Sale Proceeds from the Sale of Properties plus the total of all Distributions paid to Stockholders (excluding any stock dividends and Distributions paid on REIT Shares redeemed by the General Partner) in an amount equal to the sum of (1) Invested Capital, plus (2) Stockholders’ 6% Return or more but less than Stockholders’ 8% Return; and
(iii)Third, (A) 90% to the Partners (other than the Original Class A Limited Partner) who are Partners on the Partnership Record Date in accordance with their respective Percentage Interests on the Partnership Record Date, and (B) 10% to the Original Class A Limited Partner on the Partnership Record Date, until the Stockholders have received Net Sale Proceeds from the Sale of Properties plus the total of all Distributions paid to Stockholders (excluding any stock dividends and Distributions paid on REIT Shares redeemed by the General Partner) in an amount equal to the sum of (1) Invested Capital, plus (2) Stockholders’ 8% Return or more but less than Stockholders’ 10% Return; and
(iv)Fourth, (A) 85% to the Partners (other than the Original Class A Limited Partner) who are Partners on the Partnership Record Date in accordance with their respective Percentage Interests on the Partnership Record Date, and (B) 15% to the Original Class A Limited Partner on the Partnership Record Date.
(c)Subordinated Incentive Listing Distribution. Subject to the distribution, liquidation preference, redemption, repurchase and other rights, if any, of the holders of Preferred Units and Section 5.2(g) hereof, upon Listing, and as soon as practicable following the determination of Market Value, the General Partner shall cause the Partnership to distribute to the Original Class A Limited Partner in complete redemption of the Limited Partnership Interest of the Original Class A Limited Partner the amount calculated pursuant to clause (a) of the Subordinated Incentive Listing Distribution. Such Subordinated Incentive Listing Distribution shall be due and payable to the Original Class A Limited Partner no earlier than 7 months and no later than 19 months after Listing in either cash, Common Units, or REIT Shares (or any combination thereof) in the sole discretion of the Independent Directors.
(d)Subordinated Distribution Due Upon Termination. Subject to the distribution, liquidation preference, redemption, repurchase and other rights, if any, of the holders of Preferred Units and Section 5.2(g) hereof, upon a Termination, unless such Termination is a voluntary Termination by mutual assent of the General Partner and the Original Class A Limited Partner (a “Voluntary Termination”), or such Termination is by the General Partner because of a material breach of the Advisory Agreement by the Advisor as a result of willful or intentional misconduct or bad faith on behalf of the Advisor, the General Partner shall cause the Partnership to distribute to the Original Class A Limited Partner in complete redemption of the Limited Partnership Interest of the Original Class A Limited Partner the amount calculated pursuant to clause (a) of the Subordinated Distribution Due Upon Termination. Such Subordinated Distribution Due Upon Termination shall be payable to the Original Class A Limited Partner as follows: (1) 1/3rd within thirty (30) days of the Termination Date; (2) 1/3rd upon the one year anniversary of the Termination Date; and (3) 1/3rd upon the two year anniversary of the Termination Date. The Original Class A Limited Partner may elect to receive each installment of the Subordinated Distribution Due Upon Termination in cash, Common Units or REIT Shares (or any combination thereof) in its sole discretion provided that the General Partner may limit the amount to be paid in cash to the extent necessary to enable the General Partner to pay cash distributions to Stockholders in amounts necessary to meet the REIT requirements for distributions under the Code. If the General Partner consummates an Extraordinary Transaction and the Subordinated Distribution Due Upon Termination has not yet been paid in full, any remaining installments of the Subordinated Distribution Due Upon Termination shall be paid in full on the closing date of the Extraordinary Transaction. In accordance with Section 736 of the Code, the Original Class A Limited Partner shall continue to be treated as a partner in the Partnership in respect of its Limited Partnership Interest for such purposes until the Partnership has satisfied all of its payment obligations relating to the Subordinated Distribution Due Upon Termination. In the event of a Voluntary Termination, no Subordinated Distribution Due Upon Termination is payable to the Original Class A Limited Partner. Instead, the Original Class A Limited Partner will be entitled to a redemption of the Limited Partnership Interest of the Original Class A Limited Partner in accordance with either Section 5.2(b), (c) or (e) hereof, as applicable.
(e)Subordinated Distribution Due Upon Extraordinary Transaction. Subject to the distribution, liquidation preference, redemption, repurchase and other rights, if any, of the holders of any Preferred Units and Section 5.2(g), upon the occurrence of an Extraordinary Transaction, the General Partner shall cause the Partnership to distribute to the Original Class A Limited Partner in complete redemption of the Limited Partnership Interest of the Original Class A Limited Partner the amount calculated pursuant to clause (a) of the Subordinated Distribution Due Upon Extraordinary Transaction. Such Subordinated Distribution Due Upon Extraordinary Transaction shall be paid to the Original Class A Limited Partner on the closing date of the Extraordinary Transaction. The Original Class A Limited Partner may elect to receive the Subordinated Distribution Due Upon Extraordinary Transaction in cash, Common Units or REIT Shares (or any combination thereof) in its sole discretion provided that the General Partner may limit the amount to be paid in cash to the extent necessary to enable the General Partner to pay cash distributions to Stockholders in amounts necessary to meet the REIT requirements for distributions under the Code.
(f)Distributions of Cash to Pay Taxes. Anything in Sections 5.2(c), (d), (e), or (h) notwithstanding, but subject to the distribution, liquidation preference, redemption, repurchase and other rights, if any, of the holders of Preferred Units, in the event that a distribution under Sections 5.2(c), (d), (e), or (h) is made other than in cash, the Original Class A Limited Partner may elect, by written notice to the General Partner, to receive in cash such portion of such distribution equal to the amount the Original Class A Limited Partner has determined in good faith that it or its members will owe in federal or state income taxes on account of such distribution for the year in which the distribution is received. Furthermore, subject to the distribution, liquidation preference, redemption, repurchase and other rights, if any, of the holders of Preferred Units, in the event that the Original Class A Limited Partner has determined in good faith, or a taxing authority has determined, that the Original Class A Limited Partner or its members is subject to federal or state income tax immediately on any deferred portion of any distribution under Sections 5.2(c), (d) or (e), the Original Class A Limited Partner shall notify the General Partner in writing of such determination and the General Partner shall cause the Partnership to distribute, prior to the due date for payment of any such income tax, cash, in prepayment of such deferred distributions, in an amount at least equal to the amount of federal and state income tax reasonably estimated by the Original Class A Limited Partner to be currently payable. Subject to the distribution, liquidation preference, redemption, repurchase and other rights, if any, of the holders of Preferred Units, the Original Class A Limited Partner’s requests to be distributed cash under this Section 5.2(f) shall be honored except, and only to the extent, that the General Partner determines that such cash is necessary to make distributions to the Stockholders in the amounts necessary to satisfy the REIT distribution requirements under the Code.
(g)Coordination of Original Class A Limited Partner Distributions. The following provisions shall apply to the General Partner in connection with distributions made pursuant to Sections 5.2(b), (c), (d), or (e) herein:
(i)Any Net Sale Proceeds paid to the Original Class A Limited Partner pursuant to Section 5.2(b) prior to Listing shall reduce dollar for dollar the amount of the Subordinated Incentive Listing Distribution pursuant to Section 5.2(c). If the Original Class A Limited Partner receives the Subordinated Incentive Listing Distribution pursuant to Section 5.2(c), the Original Class A Limited Partner will no longer be entitled to receive distributions of Net Sale Proceeds pursuant to Section 5.2(b), the Subordinated Distribution Due Upon Termination pursuant to Section 5.2(d), or the Subordinated Distribution Due Upon Extraordinary Transaction pursuant to Section 5.2(e).
(ii)Any Net Sale Proceeds paid to the Original Class A Limited Partner pursuant to Section 5.2(b) prior to the Termination Date shall reduce dollar for dollar the amount of the Subordinated Distribution Due Upon Termination pursuant to Section 5.2(d). If the Original Class A Limited Partner receives the Subordinated Distribution Due Upon Termination pursuant to Section 5.2(d), (A) the Original Class A Limited Partner will no longer be entitled to receive distributions of Net Sale Proceeds pursuant to Section 5.2(b), the Subordinated Incentive Listing Distribution pursuant to Section 5.2(c), or the Subordinated Distribution Due Upon Extraordinary Transaction pursuant to Section 5.2(e), and (B) any Net Sale Proceeds received by the Partnership after the Termination Date shall be applied first to satisfy the Partnership’s obligation to make the Subordinated Distribution Due Upon Termination.
(iii)Any Net Sale Proceeds paid to the Original Class A Limited Partner pursuant to Section 5.2(b) prior to an Extraordinary Transaction shall reduce dollar for dollar the amount of the Subordinated Distribution Due Upon Extraordinary Transaction to be distributed pursuant to Section 5.2(e). If the Original Class A Limited Partner receives the Subordinated Distribution Due Upon Extraordinary Transaction pursuant to Section 5.2(e), the Original Class A Limited Partner will no longer be entitled to receive distributions of Net Sale Proceeds pursuant to Section 5.2(b), the Subordinated Incentive Listing Distribution pursuant to Section 5.2(c), or the Subordinated Distribution Due Upon Termination pursuant to Section 5.2(d).
(iv)If the priority distribution of Net Sale Proceeds to the Original Class A Limited Partner pursuant to this Section 5.2(g) prevents the Partnership from being able to distribute sufficient amounts to the General Partner pursuant to Section 5.2(b) to enable the General Partner to satisfy its REIT requirements under the Code, the General Partner may in its sole discretion cause the Partnership to distribute some or all of the Net Sale Proceeds otherwise subject to the priority distribution to the Original Class A Limited Partner pursuant to Section 5.2(g) to the General Partner in an amount sufficient to enable the General Partner to pay distributions to the Stockholders necessary to satisfy the REIT requirements under the Code.
(h)Return of Capital Distribution. In the event of a merger of the Original Class A Limited Partner into the General Partner or one of its Affiliates in anticipation of Listing or a merger with an already Listed entity, any merger consideration paid to the Sponsor or any of its Affiliates in excess of the Sponsor Break-even Amount (the “Excess Merger Consideration”) shall be subordinated to Invested Capital. Such Excess Merger Consideration shall be paid in Stock and (a) may not be traded for one year from the date of receiving the Stock, and (b) such Stock shall be held in escrow until the closing price of the General Partner’s Listed Common Stock is equal to, or greater than Invested Capital divided by the amount of Shares of Common Stock issued and outstanding on the last business day prior to a Listing.
(i)Withholding; Partnership Loans. Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or assignee (including by reason of Section 1446 of the Code), either (i) if the actual amount to be distributed to the Partner equals or exceeds the amount required to be withheld by the Partnership, the amount withheld shall be treated as a distribution of cash in the amount of such withholding to such Partner, or (ii) if the actual amount to be distributed to the Partner is less than the amount required to be withheld by the Partnership, the excess of the amount required to be withheld over the actual amount to be distributed shall be treated as a loan (a “Partnership Loan”) from the Partnership to the Partner on the day the Partnership pays over such amount to a taxing authority. A Partnership Loan shall be repaid through withholding by the Partnership with respect to subsequent distributions to the applicable Partner or assignee. In the event that a Limited Partner (a “Defaulting Limited Partner”) fails to pay any amount owed to the Partnership with respect to the Partnership Loan within 15 days after demand for payment thereof is made by the Partnership on the Limited Partner, the General Partner, in its sole and absolute discretion, may elect to make the payment to the Partnership on behalf of such Defaulting Limited Partner. In such event, on the date of payment, the General Partner shall be deemed to have extended a loan (a “General Partner Loan”) to the Defaulting Limited Partner in the amount of the payment made by the General Partner and shall succeed to all rights and remedies of the Partnership against the Defaulting Limited Partner as to that amount. Without limitation, the General Partner shall have the right to receive any distributions that otherwise would be made by the Partnership to the Defaulting Limited Partner until such time as the General Partner Loan has been paid in full, and any such distributions so received by the General Partner shall be treated as having been received by the Defaulting Limited Partner and immediately paid to the General Partner.
Any amounts treated as a Partnership Loan or a General Partner Loan pursuant to this Section 5.2(i) shall bear interest at the lesser of (i) the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, or (ii) the maximum lawful rate of interest on such obligation, such interest to accrue from the date the Partnership or the General Partner, as applicable, is deemed to extend the loan until such loan is repaid in full.
(j)Limitation on Distributions. In no event may a Partner receive a distribution of cash with respect to a Partnership Unit if such Partner is entitled to receive a cash distribution as the holder of record of a REIT Share for which all or part of such Partnership Unit has been or will be exchanged.
5.3REIT Distribution Requirements. The General Partner shall use its commercially reasonable efforts to cause the Partnership to distribute amounts sufficient to enable the General Partner to pay stockholder dividends that will allow the General Partner to (i) meet its distribution requirement for qualification as a REIT as set forth in Section 857 of the Code and (ii) avoid any federal income or excise tax liability imposed by the Code.
5.4No Right to Distributions In Kind. No Partner shall be entitled to demand property other than cash in connection with any distributions by the Partnership.
5.5Limitations of Return of Capital Contributions. Notwithstanding any of the provisions of this Article 5, no Partner shall have the right to receive and the General Partner shall not have the right to make, a distribution that includes a return of all or part of a Partner’s Capital Contributions, unless after giving effect to the return of a Capital Contribution, the sum of all Partnership liabilities, other than the liabilities to a Partner for the return of his Capital Contribution, does not exceed the fair market value of the Partnership’s assets.
5.6Distributions Upon Liquidation. Upon liquidation of the Partnership, after payment of, or adequate provision for, debts and obligations of the Partnership, including any Partner loans, any remaining assets of the Partnership shall be distributed to all Partners with positive Capital Accounts in accordance with their respective positive Capital Account balances, subject to the rights of the holders of Preferred Units to receive the Liquidation Preference, with appropriate adjustments to the Capital Accounts of such holders of the Preferred Units entitled to receive the Liquidation Preference to reflect payment of the Liquidation Preference. For purposes of the preceding sentence, the Capital Account of each Partner shall be determined after all adjustments have been made in accordance with Sections 4.4, 5.1 and 5.2 resulting from Partnership operations and from all sales and dispositions of all or any part of the Partnership’s assets. To the extent deemed advisable by the General Partner, appropriate arrangements (including the use of a liquidating trust) may be made to assure that adequate funds are available to pay any contingent debts or obligations.
5.7Substantial Economic Effect. It is the intent of the Partners that the allocations of Profit and Loss under this Agreement have substantial economic effect (or be consistent with the Partners’ interests in the Partnership in the case of the allocation of losses attributable to nonrecourse debt) within the meaning of Section 704(b) of the Code as interpreted by the Regulations promulgated pursuant thereto. Article 5 and other relevant provisions of this Agreement shall be interpreted in a manner consistent with such intent.
ARTICLE 6
RIGHTS, OBLIGATIONS AND
POWERS OF THE GENERAL PARTNER
6.1Management of the Partnership.
(a)Except as otherwise expressly provided in this Agreement, the General Partner shall have full, complete and exclusive discretion to manage and control the business of the Partnership for the purposes herein stated, and shall make all decisions affecting the business and assets of the Partnership. Subject to the restrictions specifically contained in this Agreement, the powers of the General Partner shall include, without limitation, the authority to take the following actions on behalf of the Partnership:
(i)to acquire, purchase, own, operate, lease and dispose of (other than in a “prohibited transaction” within the meaning of Section 857(b)(6)(B)(iii) of the Code) any real property and any other property or assets including, but not limited to notes and mortgages, that the General Partner determines are necessary or appropriate or in the best interests of the business of the Partnership;
(ii)to construct buildings and make other improvements on the Properties owned or leased by the Partnership;
(iii)to authorize, issue, sell, redeem or otherwise purchase any Partnership Interests or any securities (including secured and unsecured debt obligations of the Partnership, debt obligations of the Partnership convertible into any class or series of Partnership Interests, or options, rights, warrants or appreciation rights relating to any Partnership Interests) of the Partnership;
(iv)to borrow or lend money for the Partnership, issue or receive evidences of indebtedness in connection therewith, refinance, increase the amount of, modify, amend or change the terms of, or extend the time for the payment of, any such indebtedness, and secure such indebtedness by mortgage, deed of trust, pledge or other lien on the Partnership’s assets;
(v)to pay, either directly or by reimbursement, for all Administrative Expenses to third parties or to the General Partner or its Affiliates as set forth in this Agreement;
(vi)to guarantee or become a co-maker of indebtedness of the General Partner or any Subsidiary thereof, refinance, increase the amount of, modify, amend or change the terms of, or extend the time for the payment of, any such guarantee or indebtedness, and secure such guarantee or indebtedness by mortgage, deed of trust, pledge or other lien on the Partnership’s assets;
(vii)to use assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with this Agreement, including, without limitation, payment, either directly or by reimbursement, of all Administrative Expenses of the General Partner, the Partnership or any Subsidiary of either, to third parties or to the General Partner as set forth in this Agreement;
(viii)to lease all or any portion of any of the Partnership’s assets, whether or not the terms of such leases extend beyond the termination date of the Partnership and whether or not any portion of the Partnership’s assets so leased are to be occupied by the lessee, or, in turn, subleased in whole or in part to others, for such consideration and on such terms as the General Partner may determine;
(ix)to prosecute, defend, arbitrate, or compromise any and all claims or liabilities in favor of or against the Partnership, on such terms and in such manner as the General Partner may reasonably determine, and similarly to prosecute, settle or defend litigation with respect to the Partners, the Partnership, or the Partnership’s assets;
(x)to file applications, communicate, and otherwise deal with any and all governmental agencies having jurisdiction over, or in any way affecting, the Partnership’s assets or any other aspect of the Partnership business;
(xi)to make or revoke any election permitted or required of the Partnership by any taxing authority;
(xii)to maintain such insurance coverage for public liability, fire and casualty, and any and all other insurance for the protection of the Partnership, for the conservation of Partnership assets, or for any other purpose convenient or beneficial to the Partnership, in such amounts and such types, as it shall determine from time to time;
(xiii)to determine whether or not to apply any insurance proceeds for any Property to the restoration of such Property or to distribute the same;

(xiv)to establish one or more divisions of the Partnership, to hire and dismiss employees of the Partnership or any division of the Partnership, and to retain legal counsel, accountants, consultants, real estate brokers, and such other persons, as the General Partner may deem necessary or appropriate in connection with the Partnership business and to pay therefor such reasonable remuneration as the General Partner may deem reasonable and proper;
(xv)to retain other services of any kind or nature in connection with the Partnership business, and to pay therefor such remuneration as the General Partner may deem reasonable and proper;
(xvi)to negotiate and conclude agreements on behalf of the Partnership with respect to any of the rights, powers and authority conferred upon the General Partner;
(xvii)to maintain accurate accounting records and to file promptly all federal, state and local income tax returns on behalf of the Partnership;
(xviii)to distribute Partnership cash or other Partnership assets in accordance with this Agreement;
(xix)to form or acquire an interest in, and contribute property to, any further limited or general partnerships, limited liability companies, joint ventures or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property to, its Subsidiaries and any other Person in which it has an equity interest from time to time);
(xx)to establish Partnership reserves for working capital, capital expenditures, contingent liabilities, or any other valid Partnership purpose;
(xxi)to merge, consolidate or combine the Partnership with or into another Person;
(xxii)to do any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code; and
(xxiii)to take such other action, execute, acknowledge, swear to or deliver such other documents and instruments, and perform any and all other acts that the General Partner deems necessary or appropriate for the formation, continuation and conduct of the business and affairs of the Partnership (including, without limitation, all actions consistent with allowing the General Partner at all times to qualify as a REIT unless the General Partner voluntarily terminates its REIT status) and to possess and enjoy all of the rights and powers of a general partner as provided by the Act.
(b)Except as otherwise provided herein, to the extent the duties of the General Partner require expenditures of funds to be paid to third parties, the General Partner shall not have any obligations hereunder except to the extent that Partnership funds are reasonably available to it for the performance of such duties, and nothing herein contained shall be deemed to authorize or require the General Partner, in its capacity as such, to expend its individual funds for payment to third parties or to undertake any individual liability or obligation on behalf of the Partnership.
6.2Delegation of Authority. The General Partner may delegate any or all of its powers, rights and obligations hereunder, and may appoint, employ, contract or otherwise deal with any Person for the transaction of the business of the Partnership, which Person may, under supervision of the General Partner, perform any acts or services for the Partnership as the General Partner may approve.
6.3Indemnification and Exculpation of Indemnitees.
(a)The Partnership shall indemnify an Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership as set forth in this Agreement in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise.
Notwithstanding the foregoing, the Partnership shall not provide for indemnification for an Indemnitee for any liability or loss suffered by any of them in contravention of Delaware law and unless all of the following conditions are met:
(i)The Indemnitee determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Partnership.
(ii)The Indemnitee was acting on behalf of or performing services for the Partnership.
(iii)Such liability or loss was not the result of:
(A)negligence or misconduct by the Indemnitee (excluding the Independent Directors); or
(B)gross negligence or willful misconduct by the Independent Directors.
Any indemnification pursuant to this Section 6.3 shall be made only out of the assets of the Partnership.
(b)Notwithstanding the foregoing, the Partnership shall not indemnify an Indemnitee or any Person acting as a broker-dealer for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the particular Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities were offered or sold as to indemnification for violations of securities laws.
(c)The Partnership shall pay or reimburse reasonable legal expenses and other costs incurred by the Indemnitee in advance of the final disposition of a proceeding only if (in addition to the procedures required by the Act) all of the following are satisfied: (a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Partnership, (b) the legal proceeding was initiated by a third party who is not a Limited Partner or, if by a Limited Partner acting in his or her capacity as such, a court of competent jurisdiction approves such advancement, and (c) the Indemnitee undertakes to repay the amount paid or reimbursed by the Partnership, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnitee is not entitled to indemnification.
(d)The indemnification provided by this Section 6.3 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity.
(e)The Partnership may purchase and maintain insurance, on behalf of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.
(f)For purposes of this Section 6.3, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of this Section 6.3; and actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.
(g)In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.
(h)An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.3 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
(i)The provisions of this Section 6.3 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
(j)Neither the amendment nor repeal of this Section 6.3, nor the adoption or amendment of any other provision of the Agreement inconsistent with Section 6.3, shall apply to or affect in any respect the applicability with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
6.4Liability of the General Partner.
(a)Notwithstanding anything to the contrary set forth in this Agreement, the General Partner shall not be liable for monetary damages to the Partnership or any Partners for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the General Partner acted in good faith. The General Partner shall not be in breach of any duty that the General Partner may owe to the Limited Partners or the Partnership or any other Persons under this Agreement or of any duty stated or implied by law or equity provided the General Partner, acting in good faith, abides by the terms of this Agreement.
(b)The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership, itself and its stockholders collectively, that the General Partner is under no obligation to consider the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners or the tax consequences of some, but not all, of the Limited Partners) in deciding whether to cause the Partnership to take (or decline to take) any actions. In the event of a conflict between the interests of its stockholders on one hand and the Limited Partners on the other, the General Partner shall endeavor in good faith to resolve the conflict in a manner not adverse to either its stockholders or the Limited Partners; provided, however, that for so long as the General Partner directly owns a controlling interest in the Partnership, any such conflict that the General Partner, in its sole and absolute discretion, determines cannot be resolved in a manner not adverse to either its stockholders or the Limited Partner shall be resolved in favor of the stockholders. The General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Limited Partners in connection with such decisions, provided that the General Partner has acted in good faith.
(c)Subject to its obligations and duties as General Partner set forth in Section 6.1 hereof, the General Partner may exercise any of the powers granted to it under this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by it in good faith.
(d)Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of the General Partner to continue to qualify as a REIT or (ii) to prevent the General Partner from incurring any taxes under Section 857, Section 4981, or any other provision of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

(e)Any amendment, modification or repeal of this Section 6.4 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner’s liability to the Partnership and the Limited Partners under this Section 6.4 as in effect immediately prior to such amendment, modification or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when claims relating to such matters may arise or be asserted.
6.5Reimbursement of General Partner.
(a)Except as provided in this Section 6.5 and elsewhere in this Agreement (including the provisions of Articles 5 and 6 regarding distributions, payments, and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.
(b)The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole and absolute discretion, for all Administrative Expenses.
6.6Outside Activities. Subject to the Articles of Incorporation and any agreements entered into by the General Partner or its Affiliates with the Partnership or a Subsidiary, any officer, director, employee, agent, trustee, Affiliate or stockholder of the General Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities substantially similar or identical to those of the Partnership. Neither the Partnership nor any of the Limited Partners shall have any rights by virtue of this Agreement in any such business ventures, interest or activities. None of the Limited Partners nor any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any such business ventures, interests or activities, and the General Partner shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures, interests and activities to the Partnership or any Limited Partner, even if such opportunity is of a character which, if presented to the Partnership or any Limited Partner, could be taken by such Person.
6.7Employment or Retention of Affiliates.
(a)Any Affiliate of the General Partner may be employed or retained by the Partnership and may otherwise deal with the Partnership (whether as a buyer, lessor, lessee, manager, furnisher of goods or services, broker, agent, lender or otherwise) and may receive from the Partnership any compensation, price, or other payment therefor which the General Partner determines to be fair and reasonable.
(b)The Partnership may lend or contribute to its Subsidiaries or other Persons in which it has an equity investment, and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.
(c)The Partnership may transfer assets to joint ventures, other partnerships, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as the General Partner deems are consistent with this Agreement and applicable law.
(d)Except as expressly permitted by this Agreement, neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are on terms that are fair and reasonable to the Partnership.
6.8General Partner Participation. The General Partner agrees that all business activities of the General Partner, including activities pertaining to the acquisition, development or ownership of Properties, shall be conducted through the Partnership or one or more Subsidiary Partnerships; provided, however, that the General Partner is allowed to make a direct acquisition, but if and only if, such acquisition is made in connection with the issuance of Additional Securities, which direct acquisition and issuance have been approved and determined to be in the best interests of the General Partner and the Partnership by a majority of the Independent Directors.

6.9Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its best efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.
6.10Miscellaneous. In the event the General Partner redeems any REIT Shares (other than REIT Shares redeemed in accordance with the share redemption program of the General Partner through proceeds received from the General Partner’s distribution reinvestment plan), then the General Partner shall cause the Partnership to purchase from the General Partner a number of Partnership Units as determined based on the application of the Conversion Factor on the same terms that the General Partner exchanged such REIT Shares. Moreover, if the General Partner makes a cash tender offer or other offer to acquire REIT Shares, then the General Partner shall cause the Partnership to make a corresponding offer to the General Partner to acquire an equal number of Partnership Units held by the General Partner. In the event any REIT Shares are exchanged by the General Partner pursuant to such offer, the Partnership shall redeem an equivalent number of the General Partner’s Partnership Units for an equivalent purchase price based on the application of the Conversion Factor.
ARTICLE 7
CHANGES IN GENERAL PARTNER
7.1Transfer of the General Partner's Partnership Interest.
(a)The General Partner shall not transfer all or any portion of its General Partnership Interest or withdraw as General Partner except as provided in or in connection with a transaction contemplated by Section 7.1(b), (c) or (d).
(b)Except as otherwise provided in Section 7.1(c) or (d) hereof, the General Partner shall not engage in any merger, consolidation or other combination with or into another Person or sale of all or substantially all of its assets, (other than in connection with a change in the General Partner’s state of incorporation or organizational form) in each case which results in a change of control of the General Partner (a “Transaction”), unless:
(i)the approval of the holders of a majority of the Common Units (including the Class B Common Units held by the General Partner or an Affiliate thereof) is obtained;
(ii)as a result of such Transaction all Limited Partners will receive for each Common Unit an amount of cash, securities, or other property equal to the product of the Conversion Factor and the greatest amount of cash, securities or other property paid in the Transaction to a holder of one REIT Share in consideration of one REIT Share, provided that if, in connection with the Transaction, a purchase, tender or exchange offer (“Offer”) shall have been made to and accepted by the holders of more than 50% of the outstanding REIT Shares, each holder of Common Units shall be given the option to exchange its Common Units for the greatest amount of cash, securities, or other property which a Limited Partner would have received had it (A) exercised its Exchange Right and (B) sold, tendered or exchanged pursuant to the Offer the REIT Shares received upon exercise of the Exchange Right immediately prior to the expiration of the Offer; or
(iii)the General Partner is the surviving entity in the Transaction and either (A) the holders of REIT Shares do not receive cash, securities, or other property in the Transaction or (B) all Limited Partners (other than the General Partner or any Subsidiary) receive an amount of cash, securities, or other property (expressed as an amount per REIT Share) that is no less than the product of the Conversion Factor and the greatest amount of cash, securities, or other property (expressed as an amount per REIT Share) received in the Transaction by any holder of REIT Shares.
(c)Notwithstanding Section 7.1(b), the General Partner may merge with or into or consolidate with another entity if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity (the “Surviving General Partner”), other than Partnership Units held by the General Partner, are contributed, directly or indirectly, to the Partnership as a Capital Contribution in exchange for Partnership Units with a fair market value equal to the value of the assets so contributed as determined by the Surviving General Partner in good faith and (ii) the Surviving General Partner expressly agrees to assume all obligations of the General Partner, as appropriate, hereunder. Upon such contribution and assumption, the Surviving General Partner shall have the right and duty to amend this Agreement as set forth in this Section 7.1(c). The Surviving General Partner shall in good faith arrive at a new method for the calculation of the Cash Amount, the REIT Shares Amount and Conversion Factor for a Partnership Unit after any such merger or consolidation so as to approximate the existing method for such calculation as closely as reasonably possible. Such calculation shall take into account, among other things, the kind and amount of securities, cash and other property that was receivable upon such merger or consolidation by a holder of REIT Shares or options, warrants or other rights relating thereto, and to which a holder of Partnership Units could have acquired had such Partnership Units been exchanged immediately prior to such merger or consolidation. Such amendment to this Agreement shall provide for adjustment to such method of calculation, which shall be as nearly equivalent as may be practicable to the adjustments provided for with respect to the Conversion Factor. The Surviving General Partner also shall in good faith modify the definition of REIT Shares and make such amendments to Section 8.4 hereof so as to approximate the existing rights and obligations set forth in Section 8.4 as closely as reasonably possible. The above provisions of this Section 7.1(c) shall similarly apply to successive mergers or consolidations permitted hereunder.
In respect of any transaction described in the preceding paragraph, the General Partner is required to use its commercially reasonable efforts to structure such transaction to avoid causing the Limited Partners to recognize a gain for federal income tax purposes by virtue of the occurrence of or their participation in such transaction, provided such efforts are consistent with the exercise of the fiduciary duties of the board of directors of the General Partner to the Stockholders under applicable law.
(d)Notwithstanding Section 7.1(b),
(i)a General Partner may transfer all or any portion of its General Partnership Interest to (A) a wholly-owned Subsidiary of such General Partner or (B) the owner of all of the ownership interests of such General Partner, and following a transfer of all of its General Partnership Interest, may withdraw as General Partner; and
(ii)the General Partner may engage in Transactions not required by law or by the rules of any National Securities Exchange on which the REIT Shares are listed to be submitted to the vote of the holders of the REIT Shares.
7.2Admission of a Substitute or Additional General Partner. A Person shall be admitted as a substitute or additional General Partner of the Partnership only if the following terms and conditions are satisfied:
(a)the Person to be admitted as a substitute or additional General Partner shall have accepted and agreed to be bound by all the terms and provisions of this Agreement by executing a counterpart thereof and such other documents or instruments as may be required or appropriate in order to effect the admission of such Person as a General Partner, and a certificate evidencing the admission of such Person as a General Partner shall have been filed for recordation and all other actions required by Section 2.5 hereof in connection with such admission shall have been performed;
(b)if the Person to be admitted as a substitute or additional General Partner is a corporation or a partnership it shall have provided the Partnership with evidence satisfactory to counsel for the Partnership of such Person’s authority to become a General Partner and to be bound by the terms and provisions of this Agreement; and

(c)counsel for the Partnership shall have rendered an opinion (relying on such opinions from other counsel and the state or any other jurisdiction as may be necessary) that the admission of the person to be admitted as a substitute or additional General Partner is in conformity with the Act, that none of the actions taken in connection with the admission of such Person as a substitute or additional General Partner will cause (i) the Partnership to be classified other than as a partnership for federal income tax purposes, or (ii) the loss of any Limited Partner’s limited liability.
7.3Effect of Bankruptcy, Withdrawal, Death or Dissolution of a General Partner.
(a)Upon the occurrence of an Event of Bankruptcy as to a General Partner (and its removal pursuant to Section 7.4(a) hereof) or the death, withdrawal, removal or dissolution of a General Partner (except that, if a General Partner is on the date of such occurrence a partnership, the withdrawal, death, dissolution, Event of Bankruptcy as to, or removal of a partner in, such partnership shall be deemed not to be a dissolution of such General Partner if the business of such General Partner is continued by the remaining partner or partners), the Partnership shall be dissolved and terminated unless the Partnership is continued pursuant to Section 7.3(b) hereof. The merger of the General Partner with or into any entity that is admitted as a substitute or successor General Partner pursuant to Section 7.2 hereof shall not be deemed to be the withdrawal, dissolution or removal of the General Partner.
(b)Following the occurrence of an Event of Bankruptcy as to a General Partner (and its removal pursuant to Section 7.4(a) hereof) or the death, withdrawal, removal or dissolution of a General Partner (except that, if a General Partner is on the date of such occurrence a partnership, the withdrawal, death, dissolution, Event of Bankruptcy as to, or removal of a partner in, such partnership shall be deemed not to be a dissolution of such General Partner if the business of such General Partner is continued by the remaining partner or partners), the Limited Partners, within 90 days after such occurrence, may elect to continue the business of the Partnership for the balance of the term specified in Section 2.4 hereof by selecting, subject to Section 7.2 hereof and any other provisions of this Agreement, a substitute General Partner by consent of a majority in interest of the Class A Limited Partners. If the Class A Limited Partners elect to continue the business of the Partnership and admit a substitute General Partner, the relationship with the Partners and of any Person who has acquired an interest of a Partner in the Partnership shall be governed by this Agreement.
7.4Removal of a General Partner.
(a)Upon the occurrence of an Event of Bankruptcy as to, or the dissolution of, a General Partner, such General Partner shall be deemed to be removed automatically; provided, however, that if a General Partner is on the date of such occurrence a partnership, the withdrawal, death, dissolution, Event of Bankruptcy as to or removal of a partner in such partnership shall be deemed not to be a dissolution of the General Partner if the business of such General Partner is continued by the remaining partner or partners. The Limited Partners may not remove the General Partner, with or without cause.
(b)If a General Partner has been removed pursuant to this Section 7.4 and the Partnership is continued pursuant to Section 7.3 hereof, such General Partner shall promptly transfer and assign its General Partnership Interest in the Partnership to the substitute General Partner approved by a majority in interest of the Class A Limited Partners in accordance with Section 7.3(b) hereof and otherwise admitted to the Partnership in accordance with Section 7.2 hereof. At the time of assignment, the removed General Partner shall be entitled to receive from the substitute General Partner the fair market value of the General Partnership Interest of such removed General Partner as reduced by any damages caused to the Partnership by such General Partner. Such fair market value shall be determined by an appraiser mutually agreed upon by the General Partner and a majority in interest of the Class A Limited Partners within 10 days following the removal of the General Partner. In the event that the parties are unable to agree upon an appraiser, the removed General Partner and a majority in interest of the Class A Limited Partners each shall select an appraiser. Each such appraiser shall complete an appraisal of the fair market value of the removed General Partner’s General Partnership Interest within 30 days of the General Partner’s removal, and the fair market value of the removed General Partner’s General Partnership Interest shall be the average of the two appraisals; provided, however, that if the higher appraisal exceeds the lower appraisal by more than 20% of the amount of the lower appraisal, the two appraisers, no later than 40 days after the removal of the General Partner, shall select a third appraiser who shall complete an appraisal of the fair market value of the removed General Partner’s General Partnership Interest no later than 60 days after the removal of the General Partner. In such case, the fair market value of the removed General Partner’s General Partnership Interest shall be the average of the two appraisals closest in value.
(c)The General Partnership Interest of a removed General Partner, during the time after default until transfer under Section 7.4(b), shall be converted to that of a special Limited Partner; provided, however, such removed General Partner shall not have any rights to participate in the management and affairs of the Partnership, and shall not be entitled to any portion of the income, expense, profit, gain or loss allocations or cash distributions allocable or payable, as the case may be, to the Limited Partners. Instead, such removed General Partner shall receive and be entitled only to retain distributions or allocations of such items that it would have been entitled to receive in its capacity as General Partner, until the transfer is effective pursuant to Section 7.4(b).
(d)All Partners shall have given and hereby do give such consents, shall take such actions and shall execute such documents as shall be legally necessary and sufficient to effect all the foregoing provisions of this Section.
ARTICLE 8
RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS
8.1Management of the Partnership. The Limited Partners shall not participate in the management or control of Partnership business nor shall they transact any business for the Partnership, nor shall they have the power to sign for or bind the Partnership, such powers being vested solely and exclusively in the General Partner.
8.2Power of Attorney. Each Limited Partner hereby irrevocably appoints the General Partner its true and lawful attorney-in-fact, who may act for each Limited Partner and in its name, place and stead, and for its use and benefit, to sign, acknowledge, swear to, deliver, file or record, at the appropriate public offices, any and all documents, certificates, and instruments as may be deemed necessary or desirable by the General Partner to carry out fully the provisions of this Agreement and the Act in accordance with their terms, which power of attorney is coupled with an interest and shall survive the death, dissolution or legal incapacity of the Limited Partner, or the transfer by the Limited Partner of any part or all of its Partnership Interest.
8.3Limitation on Liability of Limited Partners. No Limited Partner shall be liable for any debts, liabilities, contracts or obligations of the Partnership. A Limited Partner shall be liable to the Partnership only to make payments of its Capital Contribution, if any, as and when due hereunder. After its Capital Contribution is fully paid, no Limited Partner shall, except as otherwise required by the Act, be required to make any further Capital Contributions or other payments or lend any funds to the Partnership.
8.4Exchange Right.
(a)Subject to Sections 8.4(b), 8.4(c), 8.4(d), 8.4(e) and 8.4(f) and the provisions of any agreements between the Partnership and one or more Limited Partners with respect to Partnership Units held by them, each Limited Partner shall have the right (the “Exchange Right”) to require the Partnership to redeem on a Specified Exchange Date all or a portion of the Common Units held by such Limited Partner at an exchange price equal to and in the form of the Cash Amount to be paid by the Partnership, provided that such Common Units shall have been outstanding for at least one year. The Exchange Right shall be exercised pursuant to a Notice of Exchange delivered to the Partnership (with a copy to the General Partner) by the Limited Partner who is exercising the Exchange Right (the “Exchanging Partner”); provided, however, that the Partnership shall not be obligated to satisfy such Exchange Right if the General Partner elects to purchase the Common Units subject to the Notice of Exchange pursuant to Section 8.4(b); and provided, further, that no Limited Partner may deliver more than two Notices of Exchange during each calendar year. A Limited Partner may not exercise the Exchange Right for less than 1,000 Common Units or, if such Limited Partner holds less than 1,000 Common Units, all of the Common Units held by such Partner. The Exchanging Partner shall have no right, with respect to any Common Units so exchanged, to receive any distribution paid with respect to Common Units if the record date for such distribution is on or after the Specified Exchange Date.

(b)Notwithstanding the provisions of Section 8.4(a), a Limited Partner that exercises the Exchange Right shall be deemed to have offered to sell the Common Units described in the Notice of Exchange to the General Partner, and the General Partner may, in its sole and absolute discretion, elect to purchase directly and acquire such Common Units by paying to the Exchanging Partner either the Cash Amount or the REIT Shares Amount, as elected by the General Partner (in its sole and absolute discretion), on the Specified Exchange Date, whereupon the General Partner shall acquire the Common Units offered for exchange by the Exchanging Partner and shall be treated for all purposes of this Agreement as the owner of such Common Units, which upon such acquisition shall become Class B Common Units. If the General Partner shall elect to exercise its right to purchase Common Units under this Section 8.4(b) with respect to a Notice of Exchange, it shall so notify the Exchanging Partner within five Business Days after the receipt by the General Partner of such Notice of Exchange. Unless the General Partner (in its sole and absolute discretion) shall exercise its right to purchase Common Units from the Exchanging Partner pursuant to this Section 8.4(b), the General Partner shall have no obligation to the Exchanging Partner or the Partnership with respect to the Exchanging Partner’s exercise of the Exchange Right. In the event the General Partner shall exercise its right to purchase Common Units with respect to the exercise of an Exchange Right in the manner described in the first sentence of this Section 8.4(b), the Partnership shall have no obligation to pay any amount to the Exchanging Partner with respect to such Exchanging Partner’s exercise of such Exchange Right, and each of the Exchanging Partner, the Partnership, and the General Partner, as the case may be, shall treat the transaction between the General Partner, as the case may be, and the Exchanging Partner for federal income tax purposes as a sale of the Exchanging Partner’s Common Units to the General Partner, as the case may be. Each Exchanging Partner agrees to execute such documents as the General Partner may reasonably require in connection with the issuance of REIT Shares upon exercise of the Exchange Right.
(c)Notwithstanding the provisions of Section 8.4(a) and 8.4(b), a Limited Partner shall not be entitled to exercise the Exchange Right if the delivery of REIT Shares to such Partner on the Specified Exchange Date by the General Partner pursuant to Section 8.4(b) (regardless of whether or not the General Partner would in fact exercise its rights under Section 8.4(b)) would (i) result in such Partner or any other person owning, directly or indirectly, REIT Shares in excess of the Ownership Limit (as defined in the Articles of Incorporation and calculated in accordance therewith), except as provided in the Articles of Incorporation, (ii) result in REIT Shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), except as provided in the Articles of Incorporation, (iii) result in the General Partner being “closely held” within the meaning of Section 856(h) of the Code, or (iv) cause the General Partner to own, directly or constructively, 9.9% or more of the ownership interests in a tenant within the meaning of Section 856(d)(2)(B) of the Code. The General Partner, in its sole and absolute discretion, may waive the restriction on exchange set forth in this Section 8.4(c).
(d)Any Cash Amount to be paid to an Exchanging Partner pursuant to this Section 8.4 shall be paid on the Specified Exchange Date; provided, however, that the General Partner may elect to cause the Specified Exchange Date to be delayed for up to an additional 180 days to the extent required for the General Partner to cause additional REIT Shares to be issued to provide financing to be used to make such payment of the Cash Amount. Notwithstanding the foregoing, the General Partner agrees to use its best efforts to cause the closing of the acquisition of exchanged Common Units hereunder to occur as quickly as reasonably possible.
(e)Notwithstanding any other provision of this Agreement, the General Partner shall place appropriate restrictions on the ability of the Limited Partners to exercise their Exchange Rights as and if deemed necessary to ensure that the Partnership does not constitute a “publicly traded partnership” under section 7704 of the Code. If and when the General Partner determines that imposing such restrictions is necessary, the General Partner shall give prompt written notice thereof (a “Restriction Notice”) to each of the Limited Partners, which notice shall be accompanied by a copy of an opinion of counsel to the Partnership which states that, in the opinion of such counsel, restrictions are necessary in order to avoid the Partnership being treated as a “publicly traded partnership” under section 7704 of the Code.
(f)Notwithstanding anything else in this Agreement to the contrary, Griffin Capital Essential Asset Advisor, LLC is prohibited from exchanging or otherwise transferring the Partnership Units purchased by it on December 26, 2008 for $200,000 cash, so long as it acting as the Advisor pursuant to the Advisory Agreement.

(g)Each Limited Partner covenants and agrees with the General Partner that all Common Units delivered for exchange shall be delivered to the Partnership or the General Partner, as the case may be, free and clear of all liens; and, notwithstanding anything contained herein to the contrary, neither the General Partner nor the Partnership shall be under any obligation to acquire Common Units which are or may be subject to any liens. Each Limited Partner further agrees that, if any state or local property transfer tax is payable as a result of the transfer of its Common Units to the Partnership or the General Partner, such Limited Partner shall assume and pay such transfer tax.
ARTICLE 9
TRANSFERS OF LIMITED PARTNERSHIP INTERESTS
9.1Purchase for Investment.
(a)Each Limited Partner hereby represents and warrants to the General Partner and to the Partnership that the acquisition of its Partnership Interests is made as a principal for its account for investment purposes only and not with a view to the resale or distribution of such Partnership Interest.
(b)Each Limited Partner agrees that it will not sell, assign or otherwise transfer its Partnership Interest or any fraction thereof, whether voluntarily or by operation of law or at judicial sale or otherwise, to any Person who does not make the representations and warranties to the General Partner set forth in Section 9.1(a) above and similarly agree not to sell, assign or transfer such Partnership Interest or fraction thereof to any Person who does not similarly represent, warrant and agree.
9.2Restrictions on Transfer of Limited Partnership Interests.
(a)Subject to the provisions of 9.2(b), (c) and (d), no Limited Partner may offer, sell, assign, hypothecate, pledge or otherwise transfer all or any portion of its Limited Partnership Interest, or any of such Limited Partner’s economic rights as a Limited Partner, whether voluntarily or by operation of law or at judicial sale or otherwise (collectively, a “Transfer”) without the consent of the General Partner, which consent may be granted or withheld in its sole and absolute discretion. Any such purported transfer undertaken without such consent shall be considered to be null and void ab initio and shall not be given effect. The General Partner may require, as a condition of any Transfer to which it consents, that the transferor assume all costs incurred by the Partnership in connection therewith.
(b)No Limited Partner may withdraw from the Partnership other than as a result of a permitted Transfer (i.e., a Transfer consented to as contemplated by clause (a) above or clause (c) below or a Transfer pursuant to Section 9.5 below) of all of its Partnership Units pursuant to this Article 9 or pursuant to an exchange of all of its Common Units pursuant to Section 8.4. Upon the permitted Transfer or redemption of all of a Limited Partner’s Partnership Interest, such Limited Partner shall cease to be a Limited Partner.
(c)Subject to 9.2(d), (e) and (f) below, a Limited Partner may Transfer, with the consent of the General Partner, all or a portion of its Partnership Units to (i) a parent or parent’s spouse, natural or adopted descendant or descendants, spouse of such descendant, or brother or sister, or a trust created by such Limited Partner for the benefit of such Limited Partner and/or any such Person(s), of which trust such Limited Partner or any such Person(s) is a trustee, (ii) a corporation controlled by a Person or Persons named in (i) above, or (iii) if the Limited Partner is an entity, its beneficial owners.
(d)No Limited Partner may effect a Transfer of its Limited Partnership Interest, in whole or in part, if, in the opinion of legal counsel for the Partnership, such proposed Transfer would otherwise violate any applicable federal or state securities or blue sky law (including investment suitability standards).
(e)No Transfer by a Limited Partner of its Partnership Units, in whole or in part, may be made to any Person if (i) in the opinion of legal counsel for the Partnership, the transfer would result in the Partnership’s being treated as an association taxable as a corporation (other than a qualified REIT subsidiary within the meaning of Section 856(i) of the Code), (ii) in the opinion of legal counsel for the Partnership, it would adversely affect the ability of the General Partner to continue to qualify as a REIT or subject the General Partner to any additional taxes under

Section 857 or Section 4981 of the Code, or (iii) such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code.
(f)No transfer of any Partnership Units may be made to a lender to the Partnership or any Person who is related (within the meaning of Regulations Section 1.752-4(b)) to any lender to the Partnership whose loan constitutes a nonrecourse liability (within the meaning of Regulations Section 1.752-1(a)(2)), without the consent of the General Partner, which may be withheld in its sole and absolute discretion, provided that as a condition to such consent the lender will be required to enter into an arrangement with the Partnership and the General Partner to exchange or redeem for the Cash Amount any Partnership Units in which a security interest is held simultaneously with the time at which such lender would be deemed to be a partner in the Partnership for purposes of allocating liabilities to such lender under Section 752 of the Code.
(g)Any Transfer in contravention of any of the provisions of this Article 9 shall be void and ineffectual and shall not be binding upon, or recognized by, the Partnership.
(h)Prior to the consummation of any Transfer under this Article 9, the transferor and/or the transferee shall deliver to the General Partner such opinions, certificates and other documents as the General Partner shall request in connection with such Transfer.
9.3Admission of Substitute Limited Partner.
(a)Subject to the other provisions of this Article 9, an assignee of the Limited Partnership Interest of a Limited Partner (which shall be understood to include any purchaser, transferee, donee, or other recipient of any disposition of such Limited Partnership Interest) shall be deemed admitted as a Limited Partner of the Partnership only with the consent of the General Partner and upon the satisfactory completion of the following:
(i)The assignee shall have accepted and agreed to be bound by the terms and provisions of this Agreement by executing a counterpart or an amendment thereof, including a revised Exhibit A, and such other documents or instruments as the General Partner may require in order to effect the admission of such Person as a Limited Partner.
(ii)To the extent required, an amended Certificate evidencing the admission of such Person as a Limited Partner shall have been signed, acknowledged and filed for record in accordance with the Act.
(iii)The assignee shall have delivered a letter containing the representation set forth in Section 9.1(a) hereof and the agreement set forth in Section 9.1(b) hereof.
(iv)If the assignee is a corporation, partnership or trust, the assignee shall have provided the General Partner with evidence satisfactory to counsel for the Partnership of the assignee’s authority to become a Limited Partner under the terms and provisions of this Agreement.
(v)The assignee shall have executed a power of attorney containing the terms and provisions set forth in Section 8.2 hereof.
(vi)The assignee shall have paid all legal fees and other expenses of the Partnership and the General Partner and filing and publication costs in connection with its substitution as a Limited Partner.
(vii)The assignee has obtained the prior written consent of the General Partner to its admission as a Substitute Limited Partner, which consent may be given or denied in the exercise of the General Partner’s sole and absolute discretion.
(b)For the purpose of allocating Profits and Losses and distributing cash received by the Partnership, a Substitute Limited Partner shall be treated as having become, and appearing in the records of the Partnership as, a Partner upon the filing of the Certificate described in Section 9.3(a)(ii) hereof or, if no such filing is required, the later of the date specified in the transfer documents or the date on which the General Partner has received all necessary instruments of transfer and substitution.
(c)The General Partner shall cooperate with the Person seeking to become a Substitute Limited Partner by preparing the documentation required by this Section and making all official filings and publications. The Partnership shall take all such action as promptly as practicable after the satisfaction of the conditions in this Article 9 to the admission of such Person as a Limited Partner of the Partnership.
9.4Rights of Assignees of Partnership Interests.
(a)Subject to the provisions of Sections 9.1 and 9.2 hereof, except as required by operation of law, the Partnership shall not be obligated for any purposes whatsoever to recognize the assignment by any Limited Partner of its Partnership Interest until the Partnership has received notice thereof.
(b)Any Person who is the assignee of all or any portion of a Limited Partner’s Limited Partnership Interest, but does not become a Substitute Limited Partner and desires to make a further assignment of such Limited Partnership Interest, shall be subject to all the provisions of this Article 9 to the same extent and in the same manner as any Limited Partner desiring to make an assignment of its Limited Partnership Interest.
9.5Effect of Bankruptcy, Death, Incompetence or Termination of a Limited Partner. The occurrence of an Event of Bankruptcy as to a Limited Partner, the death of a Limited Partner or a final adjudication that a Limited Partner is incompetent (which term shall include, but not be limited to, insanity) shall not cause the termination or dissolution of the Partnership, and the business of the Partnership shall continue if an order for relief in a bankruptcy proceeding is entered against a Limited Partner, the trustee or receiver of his estate or, if he dies, his executor, administrator or trustee, or, if he is finally adjudicated incompetent, his committee, guardian or conservator, shall have the rights of such Limited Partner for the purpose of settling or managing his estate property and such power as the bankrupt, deceased or incompetent Limited Partner possessed to assign all or any part of his Partnership Interest and to join with the assignee in satisfying conditions precedent to the admission of the assignee as a Substitute Limited Partner.
9.6Joint Ownership of Interests. A Partnership Interest may be acquired by two individuals as joint tenants with right of survivorship, provided that such individuals either are married or are related and share the same home as tenants in common. The written consent or vote of both owners of any such jointly held Partnership Interest shall be required to constitute the action of the owners of such Partnership Interest; provided, however, that the written consent of only one joint owner will be required if the Partnership has been provided with evidence satisfactory to the counsel for the Partnership that the actions of a single joint owner can bind both owners under the applicable laws of the state of residence of such joint owners. Upon the death of one owner of a Partnership Interest held in a joint tenancy with a right of survivorship, the Partnership Interest shall become owned solely by the survivor as a Limited Partner and not as an assignee. The Partnership need not recognize the death of one of the owners of a jointly-held Partnership Interest until it shall have received notice of such death. Upon notice to the General Partner from either owner, the General Partner shall cause the Partnership Interest to be divided into two equal Partnership Interests, which shall thereafter be owned separately by each of the former owners.
9.7Redemption of Partnership Units. The General Partner will cause the Partnership to redeem Partnership Units, to the extent it shall have legally available funds therefor, at any time the General Partner redeems shares of capital stock in itself. The number and class or series of Partnership Units redeemed and the redemption price shall equal the number (multiplied by the Conversion Factor) of shares of capital stock the General Partner redeems and the redemption price at which the General Partner redeems such shares, respectively.
ARTICLE 10
ADMISSION OF ADDITIONAL LIMITED PARTNERS
10.1Admission of Additional Limited Partners. No Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent shall be given or withheld in the General Partner's sole and absolute discretion. A Person who makes a Capital Contribution to the Partnership in accordance with this Agreement or who exercises an option to receive Partnership Units shall be admitted to the Partnership as an Additional Limited Partner only with the consent of the General Partner and only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 8.2 and (ii) such other documents or instruments as may be required in the discretion of the General Partner to effect such Person's admission as an Additional Limited Partner. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.
10.2Allocations to Additional Limited Partners. If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Fiscal Year, then Net Income, Net Losses, each item thereof and all other items allocable among Partners and assignees for such Fiscal Year shall be allocated among such Additional Limited Partner and all other Partners and assignees by taking into account their varying interests during the Fiscal Year in accordance with Section 706(d) of the Code, using the interim closing of the books method (unless the General Partner, in its sole and absolute discretion, elects to adopt a daily, weekly or monthly proration method, in which event Net Income, Net Losses, and each item thereof would be prorated based upon the applicable period selected by the General Partner). Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all the Partners and assignees including such Additional Limited Partner. All distributions of Available Cash with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and assignees other than the Additional Limited Partner, and all Distributions of Cash thereafter shall be made to all the Partners and assignees including such Additional Limited Partner.
10.3Amendment of Agreement and Certificate of Limited Partnership. For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment to the Partner Registry) and, if required by law, shall prepare and file an amendment to the Certificate of Limited Partnership and may for this purpose exercise the power of attorney granted pursuant to Section 8.2 hereof.
ARTICLE 11
BOOKS AND RECORDS; ACCOUNTING; TAX MATTERS
11.1Books and Records. At all times during the continuance of the Partnership, the Partners shall keep or cause to be kept at the Partnership’s specified office true and complete books of account in accordance with generally accepted accounting principles, including: (a) a current list of the full name and last known business address of each Partner, (b) a copy of the Certificate of Limited Partnership and all certificates of amendment thereto, (c) copies of the Partnership’s federal, state and local income tax returns and reports, (d) copies of this Agreement and amendments thereto and any financial statements of the Partnership for the three most recent years and (e) all documents and information required under the Act. Any Partner or its duly authorized representative, upon paying the costs of collection, duplication and mailing, shall be entitled to inspect or copy such records during ordinary business hours.
11.2Custody of Partnership Funds; Bank Accounts.
(a)All funds of the Partnership not otherwise invested shall be deposited in one or more accounts maintained in such banking or brokerage institutions as the General Partner shall determine, and withdrawals shall be made only on such signature or signatures as the General Partner may, from time to time, determine.
(b)All deposits and other funds not needed in the operation of the business of the Partnership may be invested by the General Partner in investment grade instruments (or investment companies whose portfolio consists primarily thereof), government obligations, certificates of deposit, bankers’ acceptances and municipal notes and bonds. The funds of the Partnership shall not be commingled with the funds of any other Person except for such commingling as may necessarily result from an investment in those investment companies permitted by this Section 11.2(b).

11.3Fiscal and Taxable Year. The fiscal and taxable year of the Partnership shall be the calendar year.
11.4Annual Tax Information and Report. Within 90 days after the end of each fiscal year of the Partnership, the General Partner shall furnish to each person who was a Limited Partner at any time during such year the tax information necessary to file such Limited Partner’s individual tax returns as shall be reasonably required by law.
11.5Tax Matters Partner; Tax Elections; Special Basis Adjustments.
(a)The General Partner shall be the Tax Matters Partner of the Partnership within the meaning of Section 6231(a)(7) of the Code. As Tax Matters Partner, the General Partner shall have the right and obligation to take all actions authorized and required, respectively, by the Code for the Tax Matters Partner. The General Partner shall have the right to retain professional assistance in respect of any audit of the Partnership by the Service and all out-of-pocket expenses and fees incurred by the General Partner on behalf of the Partnership as Tax Matters Partner shall constitute Partnership expenses. In the event the General Partner receives notice of a final Partnership adjustment under Section 6223(a)(2) of the Code, the General Partner shall either (i) file a court petition for judicial review of such final adjustment within the period provided under Section 6226(a) of the Code, a copy of which petition shall be mailed to all Limited Partners on the date such petition is filed, or (ii) mail a written notice to all Limited Partners, within such period, that describes the General Partner’s reasons for determining not to file such a petition.
(b)All elections required or permitted to be made by the Partnership under the Code or any applicable state or local tax law shall be made by the General Partner in its sole and absolute discretion.
(c)In the event of a transfer of all or any part of the Partnership Interest of any Partner, the Partnership, at the option of the General Partner, may elect pursuant to Section 754 of the Code to adjust the basis of the Partnership’s assets. Notwithstanding anything contained in Article 5 of this Agreement, any adjustments made pursuant to Section 754 of the Code shall affect only the successor in interest to the transferring Partner and in no event shall be taken into account in establishing, maintaining or computing Capital Accounts for the other Partners for any purpose under this Agreement. Each Partner will furnish the Partnership with all information necessary to give effect to such election.
(d)The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably over a sixty (60) month period as provided in Section 709 of the Code.
11.6Reports Made Available to Limited Partners.
(a)As soon as practicable after the close of each fiscal quarter (other than the last quarter of the fiscal year), upon written request by a Limited Partner to the General Partner, the General Partner will make available, without cost, to each Limited Partner a quarterly report containing financial statements of the Partnership, or of the General Partner if such statements are prepared solely on a consolidated basis with the General Partner, for such fiscal quarter, presented in accordance with generally accepted accounting principles. As soon as practicable after the close of each fiscal year, upon written request by a Limited Partner to the General Partner, the General Partner will make available, without cost, to each Limited Partner an annual report containing financial statements of the Partnership, or of the General Partner if such statements are prepared solely on a consolidated basis with the General Partner, for such fiscal year, presented in accordance with generally accepted accounting principles.
(b)Any Partner shall further have the right to a private audit of the books and records of the Partnership at the expense of such Partner, provided such audit is made for Partnership purposes and is made during normal business hours.
ARTICLE 12
AMENDMENT OF AGREEMENT; MERGER
The General Partner’s consent shall be required for any amendment to this Agreement. The General Partner, without the consent of the Limited Partners, may amend this Agreement in any respect or merge or consolidate the

Partnership with or into any other partnership or business entity (as defined in Section 17-211 of the Act) in a transaction pursuant to Section 7.1(b), (c) or (d) hereof; provided, however, that the following amendments and any other merger or consolidation of the Partnership shall require the consent of the holders of a majority of the Class A Common Units:
(a)any amendment affecting the operation of the Conversion Factor or the Exchange Right (except as provided in Section 8.4(d) or 7.1(c) hereof) in a manner adverse to the Limited Partners;
(b)any amendment that would adversely affect the rights of the Limited Partners to receive the distributions payable to them hereunder, other than with respect to the issuance of additional Partnership Interests pursuant to Section 4.2 hereof;
(c)any amendment that would alter the Partnership’s allocations of Profit and Loss to the Limited Partners, other than with respect to the issuance of additional Partnership Interests pursuant to Section 4.2 hereof; or
(d)any amendment that would impose on the Limited Partners any obligation to make additional Capital Contributions to the Partnership.
ARTICLE 13
GENERAL PROVISIONS
13.1Preferred Unit Transaction Documents. All references in the Transaction Documents, if any, to Amendment No. 1 to the Second Amended and Restated Limited Partnership Agreement of the Partnership shall mean the Designation of the Rights, Powers, Privileges, Restrictions, Qualifications and Limitations of the Series A Cumulative Redeemable Exchangeable Preferred Units contained in Exhibit C hereto and all references, if any, to the Second Amended and Restated Limited Partnership Agreement of the Partnership shall mean this Third Amended and Restated Limited Partnership Agreement of the Partnership. All applicable Transaction Documents shall be deemed to have been amended as of the date of this Agreement to reflect the definitional changes set forth in this Section 13.1.
13.2Notices. All communications required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or upon deposit in the United States mail, registered, postage prepaid return receipt requested, to the Partners at the addresses set forth in Exhibit A attached hereto; provided, however, that any Partner may specify a different address by notifying the General Partner in writing of such different address. Notices to the Partnership shall be delivered at or mailed to its specified office.
13.3Survival of Rights. Subject to the provisions hereof limiting transfers, this Agreement shall be binding upon and inure to the benefit of the Partners and the Partnership and their respective legal representatives, successors, transferees and assigns.
13.4Additional Documents. Each Partner agrees to perform all further acts and execute, swear to, acknowledge and deliver all further documents which may be reasonable, necessary, appropriate or desirable to carry out the provisions of this Agreement or the Act.
13.5Severability. If any provision of this Agreement shall be declared illegal, invalid, or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.
13.6Entire Agreement. This Agreement and exhibits attached hereto constitute the entire Agreement of the Partners and supersede all prior written agreements and prior and contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof.
13.7Pronouns and Plurals. When the context in which words are used in the Agreement indicates that such is the intent, words in the singular number shall include the plural and the masculine gender shall include the neuter or female gender as the context may require.

13.8Headings. The Article headings or sections in this Agreement are for convenience only and shall not be used in construing the scope of this Agreement or any particular Article.
13.9Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.
13.10Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware; provided, however, that causes of action for violations of federal or state securities laws shall not be governed by this Section 13.10.

IN WITNESS WHEREOF, the parties hereto have hereunder affixed their signatures to this Third Amended and Restated Limited Partnership Agreement, all as of the 15th day of October, 2014.

GENERAL PARTNER:

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.

By: /s/ Kevin A. Shields
Kevin A. Shields, Chief Executive Officer

ORIGINAL CLASS A LIMITED PARTNER:

GRIFFIN CAPITAL ESSENTIAL ASSET ADVISOR, LLC

By: /s/ Kevin A. Shields
Kevin A. Shields, President

CLASS A LIMITED PARTNERS:

By: GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC., as Attorney-in-Fact for the Limited Partners holding Partnership Units

By: /s/ Kevin A. Shields
Kevin A. Shields, Chief Executive Officer

CLASS B LIMITED PARTNER:

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.

By: /s/ Kevin A. Shields
Kevin A. Shields, Chief Executive Officer

PREFERRED UNIT HOLDER:

SPT GRIFFIN HOLDINGS, LLC

By: /s/ Andrew J. Sossen
Name: Andrew J. Sossen
Title: Chief Operating Officer

EXHIBIT A
General Partner and Original Limited Partner, Capital Contributions,
Redemption Value and Percentage Interests as of
September 30, 2014

Name	Agreed Value of Capital Contribution	Redemption Value of Capital Contribution	Partnership Units	Percentage Interest
GENERAL PARTNER:
Griffin Capital Essential Asset REIT, Inc. Griffin Capital Plaza 1520 Grand Avenue El Segundo, CA 90245	$1,310,962,763	$1,310,962,763	128,551,151	81.46%
ORIGINAL LIMITED PARTNER:
Griffin Capital Essential Asset Advisor, LLC Griffin Capital Plaza 1520 Grand Avenue El Segundo, CA 90245	$200,000	$200,000	20,000	0.01%
AFFILIATED LIMITED PARTNERS:
Various	$26,383,334	$25,889,181	2,638,333	1.68%
UNAFFILIATED LIMITED PARTNERS:
Various	$23,067,616	$22,200,647	2,281,460	1.44%
PREFERRED UNIT HOLDER:
SPT Griffin Holdings, LLC c/o Starwood Property Trust, Inc. 591 West Putnam Avenue Greenwich, Connecticut 06830	$250,000,000	$250,000,000	24,319,066	15.41%
Total	$1,610,613,713	$1,609,252,591	157,810,010	100%

A - 1

EXHIBIT B
NOTICE OF EXERCISE OF EXCHANGE RIGHT
In accordance with Section 8.4 of the Third Amended and Restated Limited Partnership Agreement (the “Agreement”) of Griffin Capital Essential Asset Operating Partnership, L.P., the undersigned hereby irrevocably (i) presents for exchange _______ Common Units in Griffin Capital Essential Asset Operating Partnership, L.P. in accordance with the terms of the Agreement and the Exchange Right referred to in Section 8.4 thereof, (ii) surrenders such Common Units and all right, title and interest therein, and (iii) directs that the Cash Amount or REIT Shares Amount (as defined in the Agreement) as determined by the General Partner deliverable upon exercise of the Exchange Right be delivered to the address specified below, and if REIT Shares (as defined in the Agreement) are to be delivered, such REIT Shares be registered or placed in the name(s) and at the address(es) specified below.

Dated: ________________, ___________

(Name of Limited Partner)

(Signature of Limited Partner)

(Mailing Address)

(City) (State) (Zip Code)

Signature Guaranteed by:

If REIT Shares are to be issued, issue to:

Name:

Social Security or Tax I.D. Number:

B - 1

EXHIBIT C
DESIGNATION OF THE RIGHTS, POWERS, PRIVILEGES, RESTRICTIONS, QUALIFICATIONS AND LIMITATIONS OF THE SERIES A CUMULATIVE REDEEMABLE EXCHANGEABLE PREFERRED UNITS
The following are the terms of the Series A Cumulative Redeemable Exchangeable Preferred Units (the “Preferred Units”) established pursuant to this Designation of Rights, Powers, Privileges, Restrictions, Qualifications and Limitations of the Series A Cumulative Redeemable Exchangeable Preferred Units (the “Designation of Rights”):
(1)Number. The maximum number of authorized Preferred Units shall be 24,319,066.
(2)Rank. The Preferred Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership, rank: (a) senior to all classes or series of Partnership Units not designated as Preferred Units (“Common Units”) and to all equity securities issued by the Partnership the terms of which provide that such equity securities shall rank junior to such Preferred Units; (b) on a parity with all equity securities issued by the Partnership other than those referred to in clauses (a) and (c); and (c) junior to all equity securities issued by the Partnership that rank senior to the Preferred Units. The term “equity securities” shall not include convertible debt securities.
(3)Distributions.
(a)Commencing from and including the date hereof (the “Date of Issuance”), distributions (the “Distributions”) on each Preferred Unit shall be payable monthly in arrears, in an amount equal to: (i) in the case of the period from and including the Date of Issuance to but excluding November 1, 2015, the LIBOR Rate plus 7.25% per annum of the Liquidation Preference (as defined below) per unit; (ii) in the case of the period from and including November 1, 2015 to but excluding November 1, 2016, the LIBOR Rate plus 8.25% per annum of the Liquidation Preference per unit; (iii) in the case of the period from and including November 1, 2016 to but excluding November 1, 2017, the LIBOR Rate plus 9.25% per annum of the Liquidation Preference per unit; (iv) in the case of the period from and including November 1, 2017 to but excluding November 1, 2018, the LIBOR Rate plus 10.25% per annum of the Liquidation Preference per unit; and (v) in the case of each twelve-month period thereafter, until the redemption, repurchase or exchange of such Preferred Units in accordance with Section 5, 6 or 10, as the case may be, from and including the 1st day of November of such twelve-month period to but excluding the immediately succeeding 1st day of November, an amount per annum of the Liquidation Preference per unit equal to the product of (A) the Distribution payable in the immediately preceding twelve-month period per unit multiplied by (B) 105% (each of the foregoing periods being referred to as a “Distribution Period” and each of the foregoing rates for the applicable Distribution Period being referred to as a “Pay Rate”, as any such Pay Rate may be adjusted as provided in Section 3(f) below). Distributions on the Preferred Units shall be cumulative from the Date of Issuance at the then-applicable Pay Rate, and shall be declared and payable monthly in arrears on the 1st day of each month of each year or, if not a business day, the next succeeding business day, commencing on December 1, 2013 (each, a “Distribution Payment Date”), and will be computed on the basis of a 360-day year and the actual number of days in the applicable period. Distributions will be payable to holders of record as they appear in the records of the Partnership at the close of business on the applicable record date by wire transfer pursuant to wire instructions provided by such holders. The record date shall be the last calendar day of the month immediately preceding each Distribution Payment Date (each, a “Distribution Payment Record Date”).
(b)Distributions on the Preferred Units shall accumulate at the then-applicable Pay Rate whether or not, in any Distribution Period, the Partnership has earnings, whether or not such Distribution shall be authorized and declared and whether or not there shall be funds of the Partnership legally available for payment of such Distributions. If on any Distribution Payment Date the Partnership shall not be permitted under Delaware law to pay all or a portion of any such Distributions, the Partnership shall take such action as may be lawfully permitted in order to enable the Partnership, to the extent permitted by Delaware law, lawfully to pay such Distributions. Accumulated but unpaid Distributions, if any, on the Preferred Units will accrue interest at the then-applicable Default Rate (as defined below).

(c)No full distributions will be authorized or paid or set apart for payment on any equity securities of the Partnership ranking, as to distributions, on a parity with or junior to the Preferred Units for any period unless full Distributions on the Preferred Units (plus accrued interest thereon, if any, pursuant to Section 3(b)) have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for such payment for all past Distribution Periods and the then-current Distribution Period. Subject to Section 6(f) and Sections 7(a) through 7(d), when Distributions are not paid in full or a sum sufficient for such full payment is not so set apart on the Preferred Units (plus accrued interest thereon, if any, pursuant to Section 3(b)) and the other equity securities of the Partnership ranking on a parity as to distributions with the Preferred Units, all distributions authorized upon the Preferred Units and any other equity securities of the Partnership ranking on a parity as to distributions with the Preferred Units shall be authorized pro rata so that the amount of distributions authorized per Preferred Unit and such other equity securities shall in all cases bear to each other the same ratio that accumulated distributions per Preferred Unit and such other equity securities (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such equity securities do not have cumulative distributions) bear to each other.
(d)Except as provided in Section 3(c), unless full Distributions on the Preferred Units (plus accrued interest thereon, if any, pursuant to Section 3(b)) have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past Distribution Periods and the then-current Distribution Period, no distributions shall be authorized or paid or set apart for payment or other distribution shall be authorized or made upon the Common Units or any other equity securities of the Partnership ranking junior to or on a parity with the Preferred Units as to distributions or upon liquidation, nor shall any Common Units or any other equity securities of the Partnership ranking junior to or on a parity with the Preferred Units as to distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such units) by the Partnership.
(e)Any Distribution payment made on Preferred Units shall first be credited against the earliest accumulated but unpaid Distribution due with respect to such Preferred Units which remains payable (plus accrued interest thereon pursuant to Section 3(b)).
(f)During the continuance of an Event of Default, the then-current Pay Rate for the applicable Distribution Period shall be increased such that the Pay Rate for such Distribution Period shall be deemed to equal the lesser of (i) the sum of (x) such Pay Rate plus (y) 5% of such Pay Rate and (ii) the maximum rate permitted by applicable law (the “Default Rate”). Any such increase in the Pay Rate shall take effect from the first day of the Distribution Period during which such Event of Default occurred. In the event that such Event of Default is subsequently cured or waived by the holders of the Preferred Units, the Pay Rate shall be reduced to the Pay Rate that would have been in effect pursuant to Section 3(a) had no such Event of Default taken place, with such reduction to take effect as of the first day of the Distribution Period immediately following the Distribution Period during which such Event of Default was cured or waived.
(4)Liquidation Preference.
(a)Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership (referred to herein as a “liquidation”), the holders of the Preferred Units will be entitled to be paid out of the assets of the Partnership legally available for distribution to its unitholders liquidating distributions, in cash, in the amount of a liquidation preference of $10.28 per unit of outstanding Preferred Units (the “Liquidation Preference”), plus an amount equal to any accumulated and unpaid Distributions to the date of such liquidation (plus accrued interest thereon pursuant to Section 3(b)), before any distribution or payment is made to holders of Common Units or any other equity securities of the Partnership ranking junior to the Preferred Units as to the distribution of assets upon a liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Units will have no right or claim to any of the remaining assets of the Partnership.
(b)In the event that, upon any liquidation of the Partnership, the available assets of the Partnership are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Units, plus an amount equal to any accumulated and unpaid Distributions to the date of such liquidation (plus accrued interest thereon pursuant to Section 3(b)) and the corresponding amounts payable on all other equity securities of the Partnership ranking on a parity with Preferred Units in the distribution of assets upon a liquidation, then the holders of Preferred Units and all other such equity securities of the Partnership ranking on a parity with Preferred Units shall share ratably in any such distribution of assets in proportion to the full liquidating distributions per unit to which they would otherwise be respectively entitled.
(c)The consolidation or merger of the Partnership with or into any other entity, or the merger of another entity with or into the Partnership, or a statutory unit exchange by the Partnership, or the sale, lease or conveyance of all or substantially all of the property or business of the Partnership, shall be deemed to constitute a liquidation of the Partnership.
(d)The Liquidation Preference of the outstanding Preferred Units will not be added to the liabilities of the Partnership for the purpose of determining whether under the Delaware Revised Uniform Limited Partnership Act a distribution may be made to unitholders of the Partnership whose preferential rights upon dissolution of the Partnership are junior to those of holders of Preferred Units. This Section 4(d) shall be without prejudice to the provisions of Sections 3(a) and 4(a) hereof.
(5)Redemption and Repurchase.
(a)The Partnership may redeem the Preferred Units, in whole or in part at the option of the Partnership at any time or from time to time, at a redemption price per unit in cash equal to: (i) in the case of a redemption made at any time prior to the 24-month anniversary of the Date of Issuance, an amount equal to the sum of (A) the Liquidation Preference plus (B) 1.81% of the Liquidation Preference plus (C) the Make Whole Payment; and (ii) in the case of a redemption made at any time thereafter, an amount equal to the sum of (A) the Liquidation Preference plus (B) 1.81% of the Liquidation Preference, plus, in the case of both clauses (i) and (ii) above, all accumulated and unpaid Distributions thereon to the date of redemption (plus accrued interest thereon pursuant to Section 3(b)) (the “Redemption Price”). If fewer than all of the outstanding Preferred Units are to be redeemed at the option of the Partnership, the Preferred Units to be redeemed shall be determined pro rata or by lot or in such other manner as determined by the General Partner to be fair and equitable to holders of Preferred Units.
(b)In addition to redemption at the option of the Partnership pursuant to Section 5(a), on the Distribution Payment Date occurring in the 25th month following the Date of Issuance, and on each six-month anniversary thereafter (each such date, a “Semi-Annual Repurchase Date”), the Partnership will be required to repurchase a number of Preferred Units equal to the lesser of: (i) 10% of the then-outstanding Preferred Units and (ii) an aggregate Liquidation Preference of $25.0 million (the “Semi-Annual Repurchase”) at the Redemption Price and, in each case, rounded to the nearest whole unit; provided, however, that, if on any Semi-Annual Repurchase Date, (A) the aggregate of all Indebtedness and the Liquidation Preference of all then-outstanding Preferred Units is less than 55% of the “as stabilized” value of the Portfolio, as appraised by an independent third party appraiser acceptable to holders of record of at least a majority of the Preferred Units then outstanding, and (B) the Portfolio is generating a minimum “as stabilized” Debt Yield of 14.0%, the Semi-Annual Repurchase will not be required on such Semi-Annual Repurchase Date. If fewer than all of the outstanding Preferred Units are to be repurchased on a Semi-Annual Repurchase Date, the Preferred Units to be repurchased shall be determined pro rata or by lot or in such other manner as determined by the General Partner to be fair and equitable to holders of Preferred Units.
(c)Notice of a redemption or repurchase pursuant to either Section 5(a) or 5(b), respectively, will be mailed by the Partnership, postage prepaid, not less than 10 nor more than 30 days prior to the redemption or repurchase date (as the case may be), addressed to the respective holders of the Preferred Units to be redeemed or repurchased at their respective addresses as they appear on the books of the Partnership. Each notice shall state: (i) the redemption or repurchase date; (ii) the number of Preferred Units to be redeemed or repurchased; (iii) the Redemption Price; (iv) the place or places where certificates representing such Preferred Units are to be surrendered for payment of the Redemption Price; and (v) that Distributions on the Preferred Units to be redeemed or repurchased will cease to accumulate on such redemption or repurchase date. If fewer than all the Preferred Units are to be redeemed or repurchased, the notice mailed to each such holder thereof shall also specify the number of Preferred Units to be redeemed or repurchased from each such holder. In the event that the Partnership determines that, for any Semi-Annual Repurchase Date, a Semi-Annual Repurchase will not be required pursuant to the terms of Section 5(b), the Partnership shall provide notice to the holders of Preferred Units of such determination (which notice shall include the calculations pursuant to which the Partnership determined that a Semi-Annual Repurchase is not required on such Semi-Annual Repurchase Date) not later than such Semi-Annual Repurchase Date.
(d)On or after a redemption or repurchase date, each holder of Preferred Units to be redeemed or repurchased must present and surrender the certificates representing the Preferred Units to the Partnership at the place designated in the notice of redemption or repurchase and thereupon the Redemption Price of such Preferred Units will be paid to or on the order of the Person whose name appears on such certificates as the owner thereof by wire transfer pursuant to wire instructions provided by such Person and each surrendered certificate will be canceled. In the event that fewer than all the Preferred Units are to be redeemed or repurchased, a new certificate will be issued representing the unredeemed or unrepurchased Preferred Units.
(e)From and after a redemption or repurchase date (unless the Partnership defaults in payment of the Redemption Price), all distributions on the Preferred Units subject to such redemption or repurchase will cease to accumulate and all rights of the holders thereof, except the right to receive the Redemption Price thereof (including all accumulated and unpaid Distributions to the redemption or repurchase date (plus accrued interest thereon pursuant to Section 3(b))), will cease and terminate and such Preferred Units will not thereafter be transferred (except with the consent of the Partnership) on the Partnership’s records, and such Preferred Units shall not be deemed to be outstanding for any purpose whatsoever. In the event that the Partnership defaults in the payment of the Redemption Price for any Preferred Units surrendered for redemption or repurchase, such Preferred Units shall continue to be deemed to be outstanding for all purposes and to be owned by the respective holders that surrendered such Preferred Units, and the Partnership shall promptly return the surrendered certificates representing such Preferred Units to such holders (although the failure of the Partnership to return such certificates to such holders shall in no way affect the ownership of such Preferred Units by such holders or their rights thereunder).
(f)Immediately prior to any redemption or repurchase of Preferred Units, the Partnership shall pay, in cash, any accumulated and unpaid Distributions to the redemption or repurchase date (plus accrued interest thereon pursuant to Section 3(b)), unless such redemption or repurchase date falls after a Distribution Payment Record Date and on or prior to the corresponding Distribution Payment Date, in which case each holder of Preferred Units at the close of business on such Distribution Payment Record Date shall be entitled to the Distribution payable on such Preferred Units on the corresponding Distribution Payment Date notwithstanding the redemption or repurchase of such Preferred Units on or prior to such Distribution Payment Date.
(g)Unless full Distributions on all Preferred Units (plus accrued interest thereon, if any, pursuant to Section 3(b)) shall have been or contemporaneously are authorized and paid or set apart for payment for all past Distribution Periods and the then-current Distribution Period, no Preferred Units shall be redeemed pursuant to Section 5(a) unless all outstanding Preferred Units are simultaneously redeemed.
(h)Any Preferred Units that have been redeemed or repurchased shall, after such redemption or repurchase, have the status of authorized but unissued Partnership Units, without designation as to series, until such units are once more designated as part of a particular series by the General Partner.
(i)Notwithstanding anything to the contrary in this Section 5, in the event that any Preferred Units have been exchanged for Series A Cumulative Voting Redeemable Preferred Stock of the General Partner (the “Series A Preferred Shares”) pursuant to Section 10 and the Partnership redeems or repurchases such exchanged Preferred Units from the General Partner, as the holder of such exchanged Preferred Units, the General Partner shall redeem or repurchase an equivalent number of Series A Preferred Shares pursuant to the terms of the Articles Supplementary.
(j)The Preferred Units will not have a stated maturity date and will not be subject to any sinking fund.
(6)Repurchase at the Election of Holders.
(a)Following the occurrence of an Optional Repurchase Event, a holder of Preferred Units, at its election, may require the Partnership to repurchase all or any portion of such holder’s Preferred Units at any time or from time to time, at a repurchase price per unit in cash equal to: (i) in the case of a repurchase made at any time prior to the 24-month anniversary of the Date of Issuance, an amount equal to the sum of (A) the Liquidation Preference plus (B) 1.81% of the Liquidation Preference plus (C) the Make Whole Payment; and (ii) in the case of a repurchase made at any time thereafter, an amount equal to the sum of (A) the Liquidation Preference plus (B) 1.81% of the Liquidation Preference, plus, in the case of both clauses (i) and (ii) above, all accumulated and unpaid Distributions thereon to the date of repurchase (plus accrued interest thereon pursuant to Section 3(b)) (the “Holder Repurchase Price”).
(b)Holders may exercise the rights specified in this Section 6 upon delivery to the Partnership of a written notice of repurchase in the form attached as Schedule A hereto (a “Holder Repurchase Notice”) via telecopy, email, hand delivery or other mail or messenger service. The original Holder Repurchase Notice and the certificates representing the Preferred Units for which repurchase is elected shall be delivered to the Partnership by nationally recognized courier, duly endorsed. The date upon which a Holder Repurchase Notice is initially received by the Partnership shall be a “Holder Repurchase Notice Date.”
(c)The Partnership shall pay within 10 business days after the Holder Repurchase Notice Date, to or on the order of the Person whose name appears on such certificates as the owner thereof by wire transfer pursuant to wire instructions provided by such Person, the Holder Repurchase Price for the Preferred Units being repurchased and each surrendered certificate will be canceled. In the event that fewer than all the Preferred Units are to be repurchased, a new certificate will be issued representing the Preferred Units that were not repurchased.
(d)From and after a repurchase date (unless the Partnership defaults in payment of the Holder Repurchase Price), all Distributions on the Preferred Units tendered for repurchase will cease to accumulate and all rights of the holders thereof, except the right to receive the Holder Repurchase Price thereof (including all accumulated and unpaid Distributions to the repurchase date (plus accrued interest thereon pursuant to Section 3(b))), will cease and terminate and such Preferred Units will not thereafter be transferred (except with the consent of the Partnership) on the Partnership’s records, and such Preferred Units shall not be deemed to be outstanding for any purpose whatsoever. In the event that the Partnership defaults in the payment of the Repurchase Price for any Preferred Units tendered for repurchase, such Preferred Units shall continue to be deemed to be outstanding for all purposes and to be owned by the respective holders that tendered such Preferred Units, and the Partnership shall promptly return the tendered certificates representing such Preferred Units to such holders (although the failure of the Partnership to return such certificates to such holders shall in no way affect the ownership of such Preferred Units by such holders or their rights thereunder).
(e)Immediately prior to any repurchase of Preferred Units, the Partnership shall pay, in cash, any accumulated and unpaid Distributions to the repurchase date (plus accrued interest thereon pursuant to Section 3(b)), unless such repurchase date falls after a Distribution Payment Record Date and on or prior to the corresponding Distribution Payment Date, in which case each holder of Preferred Units at the close of business on such Distribution Payment Record Date shall be entitled to the Distribution payable on such Preferred Units on the corresponding Distribution Payment Date notwithstanding the repurchase of such Preferred Units on or prior to such Distribution Payment Date.
(f)From and after the occurrence of an Optional Repurchase Event until such date as all Preferred Units have been repurchased or redeemed pursuant to this Section 6 or Section 5, none of the Partnership, the General Partner or their respective Subsidiaries may undertake (and the Partnership and the General Partner shall cause each of their respective Subsidiaries not to undertake) any of the following actions, directly or indirectly, without the prior written consent of the holders of record of at least a majority of the Preferred Units then outstanding:
(i)authorize, declare or pay, or set apart for payment, any distributions on any equity securities of the Partnership, the General Partner or any of their respective Subsidiaries, other than, with respect to the Partnership, Distributions on the Preferred Units and, in the event that any Preferred Units have been exchanged for Series A Preferred Shares pursuant to Section 10, with respect to the General Partner, distributions on the Series A Preferred Shares;

(ii)redeem or repurchase any equity securities of the Partnership, the General Partner or any of their respective Subsidiaries, other than, with respect to the Partnership, redemptions or repurchases of the Preferred Units and, in the event that any Preferred Units have been exchanged for Series A Preferred Shares pursuant to Section 10, with respect to the General Partner, redemptions or repurchases of the Series A Preferred Shares;
(iii)purchase or otherwise acquire any asset from another party, including real property or interests therein, enter into any contract or agreement or option to do so or make any non-refundable deposit in connection with any such proposed acquisition;
(iv)sell, transfer, assign, hypothecate, pledge or dispose of all or any portion of any Property or other asset of the Partnership, the General Partner or any of their respective Subsidiaries, or any interest, whether legal or beneficial, in any of the foregoing or enter into any contract or agreement or option to do so; or
(v)(a) incur, renew, refinance, modify or otherwise discharge any Indebtedness of the Partnership, the General Partner or any of their respective Subsidiaries, or extend credit, make a loan or become a guarantor or surety for debt of another party, or (b) create, suffer or permit to exist any Lien on, of or against, or otherwise affecting, all or any portion of any Property (including, without limitation, fixtures and other personal property) in each instance, other than the Permitted Liens or other than in connection with a transaction approved pursuant to clause (a) of this subsection.
Neither the Partnership nor the General Partner shall take, and shall cause their respective Subsidiaries not to take, any action in furtherance of any of the foregoing actions without obtaining the required consent therefor, as specified in this Section 6(f).
In the event that any Preferred Units have been exchanged for Series A Preferred Shares pursuant to Section 10, then the General Partner, as the holder of such exchanged Preferred Units, shall provide or withhold its consent pursuant to this Section 6(f) in accordance with the determination of (and in the same proportion as) the holder(s) of such Series A Preferred Shares pursuant to the Articles Supplementary.
(g)Notwithstanding anything to the contrary in this Section 6, in the event that any Preferred Units have been exchanged for Series A Preferred Shares pursuant to Section 10 and the General Partner redeems or repurchases Series A Preferred Shares pursuant to the terms of the Articles Supplementary, the Partnership shall redeem or repurchase an equivalent number of Preferred Units from the General Partner on the same terms.
(h)Any Preferred Units that have been repurchased shall, after such repurchase, have the status of authorized but unissued Partnership Units, without designation as to series, until such units are once more designated as part of a particular series by the General Partner.
(7)Covenants of the Partnership and the General Partner.
(a)Distributions of Net Operating Cash Flow. Notwithstanding any provisions in the Partnership Agreement to the contrary, the Partnership and the General Partner hereby covenant and agree that, for as long as any Preferred Units are outstanding and a Cash Flow Sweep Event (as defined below) has not occurred and is not continuing, (i) Net Operating Cash Flow for each fiscal year (or part thereof) of the Partnership shall be distributed not less frequently than monthly and (ii) all Net Operating Cash Flow in any fiscal quarter shall be distributed or utilized by the Partnership as follows:
(i)first, to pay all accrued and unpaid Distributions on the Preferred Units (plus accrued interest thereon pursuant to Section 3(b));
(ii)second, to pay Distributions on the Preferred Units for the current Distribution Period;

(iii)third, to pay distributions on Common Units in a monthly amount equal to the current distribution rate per Common Unit in effect on such distribution date, not to exceed the monthly equivalent of an annual rate of 7.0% of the restated stock price of REIT Shares;
(iv)fourth, to redeem REIT Shares pursuant to, and subject to the limitations under, the General Partner’s Share Redemption Program as in effect on the Date of Issuance;
(v)fifth, to repay principal of Indebtedness until the Senior Loan-to-Value Ratio of the Portfolio is equal to or less than fifty percent (50%);
(vi)sixth, to repurchase Preferred Units until the Semi-Annual Repurchase has been made, if so required pursuant to Section 5(b); and
(vii)thereafter, to invest in new properties and for other general partnership purposes.
Notwithstanding that Net Operating Cash Flow may be distributed more frequently than annually, Net Operating Cash Flow shall be ultimately determined on an annual basis, based upon the annual audited financial statements (i) of the General Partner as long as the Partnership’s financial results are consolidated with and into the financial results of the General Partner and (ii) the Partnership if the Partnership’s financial results are not consolidated with and into the financial results of the General Partner.
(b)Distributions of Net Capital Proceeds. The Partnership and the General Partner hereby covenant and agree that, for as long as any Preferred Units are outstanding and for as long as a Cash Flow Sweep Event has not occurred and is not continuing, Net Capital Proceeds from a Capital Event in any fiscal quarter shall be distributed or utilized in such quarter as follows:
(i)first, to repay Indebtedness to the extent necessary to reduce the Partnership’s Senior Loan-to-Value Ratio to fifty percent (50%) or to repay any drawdowns on the KeyBank Bridge Credit Facility, pursuant to the terms thereof;
(ii)second, to pay all accrued and unpaid Distributions on the Preferred Units (plus accrued interest thereon pursuant to Section 3(b));
(iii)third, to repurchase all or a portion of the then-outstanding Preferred Units until the Semi-Annual Repurchase has been made, if so required pursuant to Section 5(b); and
(iv)thereafter, to invest in new properties and for other general partnership purposes.
(c)Cash Flow Sweep Event. The Partnership and the General Partner hereby covenant and agree that, for as long as any Preferred Units are outstanding, if a Cash Flow Sweep Event shall occur, then, notwithstanding anything to the contrary contained herein, all Cash Flows in any fiscal quarter shall be distributed or utilized in such quarter as follows:
(i)first, to pay all accrued and unpaid Distributions on the Preferred Units (plus accrued interest thereon pursuant to Section 3(b)); and
(ii)second, to repurchase at the Redemption Price all then-outstanding Preferred Units or such portion of the then-outstanding Preferred Units as can be repurchased with the then-available Cash Flow in accordance with the applicable procedures and provisions set forth in Section 5; provided, that, with respect to this clause (ii) only, the Partnership shall be permitted to utilize Cash Flows to make distributions to the General Partner to the extent necessary to allow the General Partner to satisfy the annual minimum distribution requirement under Section 857(a)(1) of the Code without the incurrence of distribution-related excise taxes after taking into account all income allocations in respect of the Preferred Units (it being understood and agreed that this proviso shall apply only if and to the extent that the General Partner has determined in good faith after consultation with competent outside counsel that, as a practical matter, the annual minimum distribution requirement cannot be satisfied with a cashless “consent dividend” without undue risks or costs to the General Partner; it being further understood and agreed that the General Partner shall summarize such determination in writing and shall furnish such written summary without undue delay to the holders of the Preferred Units).  For purposes of the foregoing proviso, the amount of the necessary minimum annual distributions required to be made by the General Partner shall be determined by the General Partner in good faith after consultation with the accounting firm that prepares and signs the General Partner’s REIT federal income tax returns, and the General Partner shall furnish the written and detailed calculation of such amount (including the related work-papers) to the holders of the Preferred Units.
During a Cash Flow Sweep Event, no amounts whatsoever shall be paid, distributed or otherwise made to the Advisor or its Affiliates under the Advisory Agreement, the Partnership Agreement or otherwise.
(d)Protective Provisions. The Partnership and the General Partner hereby covenant and agree that, for as long as any Preferred Units are outstanding, neither the Partnership nor the General Partner shall, and the Partnership and the General Partner shall cause their respective Subsidiaries not to, undertake or permit any of the following actions, directly or indirectly, without the prior written consent of the holders of record of at least a majority of the Preferred Units then outstanding:
(i)(1) in the case of the Partnership, authorize or issue, or increase the authorized or issued amount of, (A) equity securities ranking, as to distributions and upon liquidation, on a parity with or senior to the Preferred Units or (B) Common Units or other equity securities ranking, as to distributions and upon liquidation, junior to the Preferred Units, to the extent that such Common Units or other junior equity securities contain any rights that restrict in any way management of the Partnership, the General Partner or their respective Subsidiaries or would reasonably be expected to interfere with the Preferred Units or the rights of the holders thereof; and (2) in the case of the General Partner, any Subsidiary of the General Partner or any Subsidiary of the Partnership, authorize or issue additional (A) shares of preferred stock or preferred equity securities or (B) shares of common stock or common equity securities or other equity securities ranking, as to distributions and upon liquidation, junior to shares of such entity’s preferred stock or preferred equity securities, to the extent that such shares of common stock, common equity securities or other junior equity securities contain any rights that restrict in any way management of the General Partner, the Partnership or their respective Subsidiaries or would reasonably be expected to interfere with the Preferred Units or the rights of the holders thereof;
(ii)amend, alter, repeal or waive any of the provisions of (1) this Designation of Rights, the Purchase Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby or (2) the certificate of limited partnership of the Partnership, the Partnership Agreement, the Articles of Incorporation or bylaws of the General Partner or the organizational documents of any of their respective Subsidiaries, in the case of clause (2) only, to the extent that such amendment would reasonably be expected to adversely affect the Preferred Units or, in the event that any Preferred Units have been exchanged for Series A Preferred Shares pursuant to Section 10, the Series A Preferred Shares or the respective rights of the holders thereof;
(iii)incur, renew, refinance, modify or otherwise discharge any Indebtedness of the Partnership, the General Partner or any of their respective Subsidiaries, or extend credit, make a loan or become a guarantor or surety for debt of another party, to the extent that any such action would cause a breach, violation of or failure to meet one or more of the Financial Covenants;
(iv)redeem, purchase or otherwise acquire for any consideration (1) in the case of the Partnership, equity securities of the Partnership that rank, as to distributions and upon liquidation, junior to the Preferred Units, including Common Units, and (2) in the case of the General Partner, any Subsidiary of the General Partner or any Subsidiary of the Partnership, any class or series of capital stock or equity securities; provided, that the foregoing shall not prohibit the following: (A) redemptions pursuant to the Share Redemption Program so long as a Cash Flow Sweep Event is not in effect; (B) redemptions of Common Units in exchange for which the General Partner issues REIT Shares to the holders of such Common Units as the sole consideration therefor pursuant to the terms of the Partnership Agreement; and (C) redemptions of Common Units for cash pursuant to the terms of the Contribution Agreements in an aggregate amount not to exceed $5.0 million;
(v)hold assets or engage in any business outside the Partnership, the General Partner or their respective Subsidiaries;
(vi)engage in any transaction with an Affiliate of the Partnership, the General Partner or their respective Subsidiaries or amend an agreement with any such Affiliate to the extent that such transaction or amendment would reasonably be expected to adversely affect the Preferred Units or, in the event that any Preferred Units have been exchanged for Series A Preferred Shares pursuant to Section 10, the Series A Preferred Shares or the rights of the respective holders thereof; provided, that the foregoing shall not prohibit the following: (1) transactions described in the Advisory Agreement or in one or more of the Property Management Agreements with the Property Manager; (2) the annual approval of the Advisory Agreement by the independent members of the Board of Directors of the General Partner, as required by the Advisory Agreement; and (3) transactions contemplated as of the Date of Issuance to be entered into by the Partnership and the General Partner in connection with the DST Program or other Affiliated contributions or exchanges;
(vii)engage in a Change of Control;
(viii)commence or suffer to exist an Event of Bankruptcy as to the Partnership, the General Partner or any of their respective Subsidiaries;
(ix)pay any special distributions (which, for purposes hereof, shall mean any distribution other than a distribution made on a regular monthly basis consistent with past practice) on (1) in the case of the Partnership, Common Units or other equity securities that rank, as to distributions and upon liquidation, junior to the Preferred Units and (2) in the case of the General Partner, any Subsidiary of the General Partner or any Subsidiary of the Partnership, shares of common stock or common equity securities or other equity securities that rank, as to distributions and upon liquidation, junior to such entity’s shares of preferred stock or preferred equity securities; provided, that the foregoing shall not prohibit special distributions that are (x) made pursuant to and in accordance with Section 7(a) or 7(b) or (y) necessary to preserve the General Partner’s status as a REIT under the Code; or
(x)engage in a recapitalization, reorganization, merger, unit or stock split, statutory unit or stock exchange, sale of all or substantially all of such entity’s assets, tender offer for all or substantially all of its Common Units, shares of common stock or other common equity securities, as the case may be, Extraordinary Transaction (as defined in the Partnership Agreement) or other similar transaction.
Neither the Partnership nor the General Partner shall take, and shall cause their respective Subsidiaries not to take, any action in furtherance of any of the foregoing actions without obtaining the required consent therefor, as specified in this Section 7(d). Notwithstanding any provision in this Section 7(d) to the contrary, the Partnership shall be able to enter into tax protection agreements in the ordinary course of its business.
In the event that any Preferred Units have been exchanged for Series A Preferred Shares pursuant to Section 10, then the General Partner, as the holder of such exchanged Preferred Units, shall provide or withhold its consent pursuant to this Section 7(d) in accordance with the determination of (and in the same proportion as) the holders of such Series A Preferred Shares pursuant to the terms of the Articles Supplementary.
(e)Financial Covenants. The Partnership and the General Partner hereby covenant and agree that, for as long as any Preferred Units are outstanding:
(i)as tested on a quarterly basis beginning with the quarter ending December 31, 2013, the Portfolio shall not have a Senior Loan-to-Value Ratio of greater than (i) 54% during the period prior to the first anniversary of the Date of Issuance and (ii) 50% thereafter;

(ii)as tested on a quarterly basis beginning with the quarter ending December 31, 2013, the Portfolio shall maintain a minimum Debt Yield of 13.5%.
(f)Reports. The Partnership and the General Partner hereby covenant and agree that, for as long as any Preferred Units are outstanding:
(i)the Partnership and the General Partner shall furnish to all holders of Preferred Units, as their names and addresses appear on the books of the Partnership and without cost to such holders, as soon as available, copies of any report or communication of the Partnership or the General Partner mailed generally to any holders of Common Units or other equity securities of the Partnership or holders of capital stock of the General Partner, except for any such reports or communications available through the EDGAR system of the Securities and Exchange Commission (the “Commission”).
(ii)during any period in which the General Partner is not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the General Partner will prepare and transmit by mail (or other permissible means under the Exchange Act) to all holders of Preferred Units, as their names and addresses appear on the books of the Partnership and without cost to such holders, copies of the annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, respectively, that the General Partner would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto. The General Partner will mail (or otherwise provide) such reports to the holders of the Preferred Units within the time frames and on the respective dates by which such report would have been required to be filed with the Commission, if the General Partner were subject to Section 13 or 15(d) of the Exchange Act (in the case of annual reports on Form 10-K and quarterly reports on Form 10-Q, based on the dates on which the General Partner would be required to file such periodic reports if it were a “non-accelerated filer” within the meaning of the Exchange Act).
(g)REIT Information. Subject to the holders of Preferred Units executing a confidentiality agreement (if such holders are not otherwise subject to the confidentiality provisions set forth in the Purchase Agreement), the Partnership and the General Partner hereby covenant and agree that, for as long as any Preferred Units are outstanding,
(i)not later than 45 days after the end of each fiscal year, the General Partner will provide to all holders of Preferred Units, as their names and addresses appear on the books of the Partnership and without cost to such holders, with a draft summary of the Partnership’s and the General Partner’s respective gross incomes for such year, together with specific information regarding what portion of such income qualifies for purposes of the 75% and 95% REIT gross income tests under Sections 856(c)(2) and (c)(3) of the Code; and
(ii)not later than 35 days after the end of each fiscal quarter, the General Partner will provide to all holders of Preferred Units, as their names and addresses appear on the books of the Partnership and without cost to such holders, with drafts of (1) a schedule of the Partnership’s and the General Partner’s respective assets as of the end of such quarter, together with specific information regarding which assets qualify for purposes of the 75% REIT asset test under Section 856(c)(4)(A) of the Code and a list of the assets that do not qualify for purposes of such test that sets forth an explanation of the qualification of such assets for purposes of the 10% and 5% REIT asset tests under Sections 856(c)(4)(B)(iii)(I) - (III) of the Code and (2) a trial balance for the Partnership as of the end of such quarter.
(h)No Redemption of Common Units for Cash. The Partnership and the General Partner hereby covenant and agree that, for as long as any Preferred Units are outstanding, upon the exercise of the Exchange Right with respect to any Partnership Units by any Limited Partner, the Partnership shall not pay the Cash Amount and the General Partner shall purchase and acquire such Partnership Units by paying to the Exchanging Partner the REIT Shares Amount.

(i)Auditor. The Partnership and the General Partner hereby covenant and agree that, for as long as any Preferred Units are outstanding, the Partnership and the General Partner shall be required to use one of PricewaterhouseCoopers LLP, KPMG LLP, Ernst & Young LLP or Deloitte & Touche LLP as their auditors.
(j)Investment Company Act. The Partnership and the General Partner hereby covenant and agree that, for as long as any Preferred Units are outstanding, each of the Partnership and the General Partner shall take such steps as shall be necessary to ensure that none of the Partnership, the General Partner or any of their respective Subsidiaries shall become an “investment company” within the meaning of such term under the Investment Company Act of 1940, as amended.
(k)REIT Status and Partnership Operations. The Partnership and the General Partner hereby covenant and agree that, for as long as any Preferred Units are outstanding, the General Partner shall use its best efforts to continue to maintain its qualification as a REIT under the Code unless and until the Board of Directors of the General Partner determines that it is in the best interest of the General Partner’s stockholders for the General Partner not to maintain such qualification. So long as any Preferred Units are outstanding and held by a REIT, the General Partner shall operate the Partnership in compliance with the income and asset requirements of Code Sections 856(c)(2), (c)(3) and (c)(4) and so as to avoid the imposition of the tax on prohibited transactions imposed under Code Section 857(b)(6), as if the Partnership were a REIT, unless all REITs holding Preferred Units voluntarily terminate their status as a REIT and deliver a notice to that effect to the General Partner.
(l)Notices. The Partnership and the General Partner hereby covenant and agree that, for as long as any Preferred Units are outstanding, the Partnership and the General Partner shall give to each holder of Preferred Units written notice, within three days of the Partnership or the General Partner having actual knowledge thereof, of:
(i)the issuance by any Governmental Authority of any injunction, order, decision or other restraint or the initiation of any litigation or similar proceeding seeking any such injunction, order or other restraint that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(ii)any monetary default or material default under the Portfolio Loan Documents;
(iii)the existence of an Event of Default (or an event which, upon notice, lapse of time or both would, unless cured or waived, become an Event of Default) or other Optional Repurchase Event or of a Cash Flow Sweep Event;
(iv)the occurrence of a default under any instrument, agreement or indenture pertaining to any Indebtedness of the Partnership, the General Partner or any of their respective Subsidiaries;
(v)any default or event of default under any Material Contract of any of the Partnership, the General Partner or their respective Subsidiaries that could reasonably be expected to have a Material Adverse Effect;
(vi)the occurrence of an event or series of events relating to or affecting the Partnership, the General Partner and their respective Subsidiaries, taken as a whole, that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;
(vii)the damage or destruction of any Property, in whole or in part;
(viii)the occurrence of a Capital Event; or
(ix)any actual or threatened commencement of any proceedings in respect of any Taking of any Property.
The written notice provided in connection with any of the foregoing events shall specify the nature of the event prompting such notice and the action (if any) that is proposed to be taken with respect thereto.

(8)Transfers.
(a)Notwithstanding Section 9.2 of the Partnership Agreement, other than the provisions of Sections 9.2(d) and (e) thereof, a holder of Preferred Units may Transfer all or any portion of such holder’s Preferred Units without the consent of the General Partner.
(b)In connection with any such Transfer pursuant to Section 8(a), the General Partner shall consent to the admission of the transferee as a substitute Limited Partner as long as such admission does not cause the Partnership to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the Treasury Regulations thereunder.
(c)In the event that any Preferred Units have been exchanged for Series A Preferred Shares pursuant to Section 10, then the General Partner, as the holder of such exchanged Preferred Units, shall be prohibited from Transferring such Preferred Units.
(9)Voting/Consent Rights.
(a)In addition to the consent rights set forth elsewhere in this Designation of Rights, holders of the Preferred Units shall have the voting (or consent) rights set forth below. In any matter in which the Preferred Units are entitled to vote or provide consent, each Preferred Unit shall be entitled to one vote or consent.
(b)So long as any Preferred Units remain outstanding, the holders of Preferred Units shall be entitled to vote (or consent) on any and all matters submitted to a vote (or consent) of the holders of Common Units, with the Preferred Units voting (or providing consent) as to any and all such matters together as a single class with the holders of Common Units.
(c)So long as any Preferred Units remain outstanding, the Partnership shall not, without the affirmative vote or consent of the holders of record of at least a majority of the Preferred Units then outstanding given in person or by proxy, either in writing or at a meeting, amend, alter or repeal the provisions of the Partnership Agreement or this Designation of Rights.
(d)In the event that any Preferred Units have been exchanged for Series A Preferred Shares pursuant to Section 10, then the General Partner, as the holder of such exchanged Preferred Units, shall vote or provide or withhold its consent on any matter pursuant to this Section 9 or otherwise in accordance with the determination of (and in the same proportion as) the holder(s) of such Series A Preferred Shares pursuant to the terms of the Articles Supplementary.
(10)Exchange.
(a)Following the occurrence of an Optional Repurchase Event, Preferred Units will be exchangeable at any time and from time to time, at the option of the holders thereof, into Series A Preferred Shares at an exchange rate of one (1) Series A Preferred Share for each Preferred Unit exchanged, subject to adjustment as described below (the number of Series A Preferred Shares for which one Preferred Unit may be exchanged is referred to as the “Exchange Rate”); provided, however, that the right to exchange Preferred Units that have been called for redemption or tendered for repurchase will terminate at the close of business on the fifth business day prior to the applicable redemption or repurchase date; provided, further, that, if such redemption or repurchase does not take place within two business days of such redemption or repurchase date, the right to exchange such Preferred Units called for redemption or tendered for repurchase shall be reinstated.
(b)A holder of Preferred Units that desires to exercise its exchange right in whole or in part must deliver a written notice of exchange in the form attached as Schedule B hereto (the “Holder Exchange Notice”) to the Partnership and the General Partner via telecopy, email, hand delivery or other mail or messenger service. The original Holder Exchange Notice and the certificates representing the Preferred Units for which exchange is elected shall be delivered to the Partnership and the General Partner by nationally recognized courier, duly endorsed. The date upon which a Holder Exchange Notice is initially received by the Partnership and the General Partner shall be a “Holder Exchange Notice Date.”

(c)Each exchange shall be deemed to have been effected immediately prior to the close of business on the Holder Exchange Notice Date, and the Person or Persons in whose name or names that the Series A Preferred Shares shall be issuable upon such exchange shall be deemed to have become the holder or holders of record of such Series A Preferred Shares at such time on such date, and such exchange shall be at the Exchange Rate in effect at such time and on such date. The General Partner shall promptly deliver to such holder a certificate representing the number of full Series A Preferred Shares issuable upon the exchange of such Preferred Units. In the event that fewer than all Preferred Units represented by a certificate are tendered for exchange, a new certificate shall be issued representing the untendered Preferred Units. Any fractional interest in respect of a share of Series A Preferred Shares arising upon such exchange shall be settled as provided in Section 10(e).
(d)Immediately prior to the exchange of Preferred Units, the Partnership shall pay, in cash, any accumulated and unpaid Distributions to the exchange date (plus accrued interest thereon pursuant to Section 3(b)), unless such exchange date falls after a Distribution Payment Record Date and on or prior to the corresponding Distribution Payment Date, in which case each holder of Preferred Units at the close of business on such Distribution Payment Record Date shall be entitled to the Distribution payable on such Preferred Units on the corresponding Distribution Payment Date notwithstanding the exchange of such Preferred Units on or prior to such Distribution Payment Date. In the event that the Partnership does not pay such accumulated and unpaid Distributions and interest, if any, immediately prior to the exchange pursuant to this Section 10(d), then such accumulated and unpaid Distributions and interest, if any, shall thereafter be deemed to be accumulated and unpaid distributions and interest, if any, on the Series A Preferred Shares for which the exchanged Preferred Units are exchanged in accordance with the terms of the Articles Supplementary.
(e)No fractional Series A Preferred Shares shall be issued upon exchange of Preferred Units. Instead of any fractional Series A Preferred Shares that would otherwise be issuable upon the exchange of a Preferred Unit, the Partnership shall pay to the holder of such Preferred Unit an amount in cash in respect of such fractional share based upon the Liquidation Preference. If more than one Preferred Unit shall be surrendered for exchange at one time by the same holder, the number of full Series A Preferred Shares issuable upon exchange thereof shall be computed on the basis of the aggregate number of Preferred Units so surrendered.
(f)The Exchange Rate shall be adjusted from time to time as follows:
(i)If the General Partner shall after the Date of Issuance (A) pay or make a distribution in REIT Shares to holders of its equity securities, (B) subdivide its outstanding REIT Shares into a greater number of shares, (C) combine its outstanding REIT Shares into a smaller number of shares or (D) issue any equity securities by reclassification of its REIT Shares, then the Exchange Rate in effect at the opening of business on the day following the record date for the determination of stockholders entitled to receive such distribution or at the opening of business on the day following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted to equal the rate determined by multiplying (I) the Exchange Rate in effect immediately prior to the opening of business on the day following such record date in the case of a distribution or immediately prior to the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification by (II) a fraction, the numerator of which shall be the number of REIT Shares outstanding on the close of business on the record date or such effective date, as adjusted for the occurrence of any of the events described above, and the denominator of which shall be the number of REIT Shares outstanding on the close of business on the record date or such effective date. An adjustment made pursuant to this subsection (i) shall become effective immediately after the opening of business on the day following such record date (except as provided in Section 10(h)) in the case of a distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.
(ii)If the General Partner shall issue after the Date of Issuance rights, options or warrants to all holders of REIT Shares entitling them to subscribe for or purchase REIT Shares (or securities convertible into or exchangeable for REIT Shares) at a price per share less than $10.28 per REIT Share on the record date for the determination of stockholders entitled to receive such rights, options or warrants, other than pursuant to the General Partner’s distribution reinvestment plan as long as such plan does not permit reinvestment at a discount per share of more than 5% from such $10.28 per REIT Share, then the Exchange Rate in effect at the opening of business on the day following such record date shall be adjusted to equal the rate determined by multiplying (I) the Exchange Rate in effect immediately prior to the opening of business on the day following the record date for such determination by (II) a fraction, the numerator of which shall be the sum of (A) the number of REIT Shares outstanding on the close of business on the record date for such determination and (B) the number of additional REIT Shares offered for subscription or purchase pursuant to such rights, options or warrants, and the denominator of which shall be the sum of (A) the number of REIT Shares outstanding on the close of business on the record date for such determination and (B) the number of REIT Shares that the aggregate proceeds to the General Partner from the exercise of such rights, options or warrants for REIT Shares would purchase at $10.28. Such adjustment shall become effective immediately after the opening of business on the day following such record date (except as provided in Section 10(h)). In determining whether any rights, options or warrants entitle the holders of REIT Shares to subscribe for or purchase REIT Shares at less than $10.28 per share, there shall be taken into account any consideration received by the General Partner upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined by the General Partner.
(iii)If the General Partner shall distribute to all holders of its REIT Shares any equity securities of the General Partner (other than REIT Shares) or evidences of its indebtedness or assets (excluding those rights, options and warrants referred to in and treated under subsection (ii) above), then the Exchange Rate shall be adjusted so that it shall equal the rate determined by multiplying (I) the Exchange Rate in effect immediately prior to the close of business on the record date for the determination of stockholders entitled to receive such distribution by (II) a fraction, the numerator of which shall be $10.28 and the denominator of which shall be $10.28 less the then fair market value (as determined by the General Partner, whose determination shall be conclusive) of the portion of the equity securities, evidences of indebtedness or assets so distributed applicable to one REIT Share. Such adjustment shall become effective immediately at the opening of business on the day following such record date (except as provided in Section 10(h)).
(iv)Notwithstanding any other provisions of this Section 10, the General Partner shall not be required to make any adjustment of the Exchange Rate for the issuance of any REIT Shares pursuant to any plan providing for the reinvestment of distributions or interest payable on securities of the General Partner and the investment of additional optional amounts in REIT Shares under such plan.
(g)If:
(i)the General Partner shall declare a distribution on the REIT Shares in equity securities or there shall be a reclassification, subdivision or combination of the REIT Shares; or
(ii)the General Partner shall grant to the holders of the REIT Shares rights, options or warrants to subscribe for or purchase REIT Shares at less than $10.28 per REIT Share, other than pursuant to the General Partner’s distribution reinvestment plan as long as such plan does not permit reinvestment at a discount per share of more than 5% from such $10.28 per REIT Share; or
(iii)there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the General Partner, then the General Partner shall cause to be mailed to holders of Preferred Units at their addresses as shown on the records of the Partnership, as promptly as possible, but at least 15 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such distribution or rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of REIT Shares of record to be entitled to such distribution or rights, options or warrants are to be determined or (B) the date on which such reclassification, subdivision, combination or liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of REIT Shares of record shall be entitled to exchange their REIT Shares for securities or other property, if any, deliverable upon such reclassification, subdivision, combination or liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 10.
(h)In any case in which Section 10(f) provides that an adjustment shall become effective on the day following the record date for an event, the General Partner may defer until the occurrence of such event (A) issuing to the holder of any Preferred Unit exchanged after such record date and before the occurrence of such event the additional Series A Preferred Shares issuable upon such exchange by reason of the adjustment required by such event over and above the Series A Preferred Shares issuable upon such exchange before giving effect to such adjustment and (B) fractionalizing any Preferred Unit and/or paying to such holder any amount of cash in lieu of any fraction pursuant to Section 10(e).
(i)There shall be no adjustment of the Exchange Rate in case of the issuance of any equity securities of the General Partner in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 10. If any action or transaction would require adjustment of the Exchange Rate pursuant to more than one subsection of Section 10(f), only one adjustment shall be made, and such adjustment shall be the amount of adjustment that has the highest absolute value.
(j)If the General Partner shall take any action affecting the REIT Shares, other than action described in this Section 10, that in the opinion of a majority of the holders of Preferred Units would materially adversely affect the exchange rights of the holders of the Preferred Units, the Exchange Rate for the Preferred Units shall be promptly adjusted, to the extent permitted by law, in such manner as the General Partner determines to be equitable in the circumstances.
(k)The General Partner shall at all times reserve and keep available, free from preemptive rights, for the purpose of effecting exchange of the Preferred Units, the full number of Series A Preferred Shares deliverable upon the exchange of all outstanding Preferred Units not theretofore exchanged and, in connection therewith, the General Partner covenants to amend the Articles Supplementary from time to time to the extent deemed necessary or appropriate (including to increase the number of Series A Preferred Shares authorized thereunder in the event the Exchange Rate is adjusted pursuant to Section 10(f)) to effect the foregoing.
(l)The Partnership will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Series A Preferred Shares or other securities or property on exchange of the Preferred Units pursuant hereto; provided, however, that the Partnership shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Series A Preferred Shares in a name other than that of the record holder of the Preferred Units to be exchanged, and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Partnership the amount of any such tax or established, to the reasonable satisfaction of the Partnership, that such tax has been paid.
(11)Power of Attorney. Notwithstanding Section 8.2 of the Partnership Agreement, no holder of Preferred Units appoints the General Partner as its attorney-in-fact, and the General Partner shall not execute any document as attorney-in-fact or otherwise on behalf of the holders of Preferred Units pursuant to the power of attorney set forth in Section 8.2 of the Partnership Agreement.
(12)Definitions.
“Advisor” or “Advisors” means the Person or Persons, if any, appointed, employed or contracted with by the General Partner and responsible for directing or performing the day-to-day business affairs of the General Partner, including any Person to whom the Advisor subcontracts substantially all of such functions.
“Advisory Agreement” means the agreement among the Partnership, the General Partner and the Advisor pursuant to which the Advisor will direct or perform the day-to-day business affairs of the General Partner and the Partnership.

“Articles Supplementary” means the Articles Supplementary to the Articles of Incorporation of the General Partner setting forth the terms of the Series A Preferred Shares.
“Budgeted G&A” means the amount of general and administrative expenses provided for in the annual budget approved by the Board of Directors of the General Partner.
“Capital Event” means a sale or other disposition, directly or indirectly, of any Property or any portion thereof or an interest therein, a financing, refinancing, insurance award (excluding rent loss insurance), condemnation (or conveyance in lieu thereof), easement sale or other transaction which, in accordance with GAAP, consistently applied, is treated as a capital transaction.
“Cash Flow” means the sum of Net Operating Cash Flow plus Net Capital Proceeds.
A “Cash Flow Sweep Event” will be deemed to have occurred:
(a)during any period in which the Financial Covenants are not met;
(b)from and after the occurrence of an Optional Repurchase Event;
(c)with respect to any fiscal quarter, the failure of the General Partner to raise at least $40 million of gross proceeds from sales of REIT Shares to third parties in the immediately preceding fiscal quarter; or
(d)from and after the fifth-year anniversary of the Date of Issuance, if any Preferred Units remain outstanding as of such date.
A “Change of Control” will be deemed to have occurred with respect to the Partnership on any date after the Date of Issuance on which neither the General Partner nor any of its Subsidiaries or Affiliates is the Controlling general partner, managing member or equivalent thereof of the Partnership. A “Change of Control” will be deemed to have occurred with respect to the General Partner on any date after the Date of Issuance if:
(a)any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding the General Partner, any entity Controlling, Controlled by or under common Control with the General Partner, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the General Partner or any such entity), is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of shares of stock of the General Partner representing 35% or more of either (A) the combined voting power of the General Partner’s then-outstanding securities or (B) the then-outstanding shares of all classes of stock of the General Partner (other than as a result of an acquisition of securities directly from the General Partner);
(b)any consolidation or merger of the General Partner where the stockholders of the General Partner immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares of stock representing in the aggregate 50% or more of the combined voting power of the securities of the surviving or resulting entity in the consolidation or merger (or of its ultimate parent entity, if any);
(c)there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the General Partner, other than a sale or transfer by the General Partner of all or substantially all of the General Partner’s assets to an entity at least 50% of the combined voting power of the securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of the General Partner immediately prior to such sale or transfer or (B) the approval by stockholders of the General Partner of any plan or proposal for the liquidation or dissolution of the General Partner;
(d)the members of the Board of Directors of the General Partner at the beginning of any consecutive 24-calendar-month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board of Directors of the General Partner; provided, that any director whose election, or nomination for election by the General Partner’s stockholders, was approved or ratified by a vote of a majority of the members of the Board of Directors then still in office who were Incumbent Directors at the beginning of such 24-calendar-month period shall be deemed to be an Incumbent Director for purposes of the foregoing; and provided, further, that, in the event that any Preferred Units have been exchanged for Series A Preferred Shares pursuant to Section 10, the election of Preferred Directors by the holders of the Series A Preferred Shares pursuant to the terms of the Articles Supplementary shall not be deemed to be a Change of Control for purposes hereof; or
(e)the Advisory Agreement is terminated.
“Columbia Portfolio” means the portfolio to be acquired by the Partnership pursuant to the Columbia Portfolio Purchase Agreement.
“Columbia Portfolio Purchase Agreement” means that certain purchase and sale agreement, dated as of August 30, 2013, between Griffin Capital Corporation and the sellers identified therein.
“Common Units” has the meaning set forth in Section 2.
“Commission” has the meaning set forth in Section 7(f)(i).
“Contribution Agreements” means, collectively, the (i) Contribution Agreement Emporia Property, dated as of August 27, 2010, between The GC Net Lease REIT Operating Partnership, L.P., Emporia Acquisitions, LLC, Kevin A. Shields, Don G. Pescara, and David C. Rupert; (ii) Contribution Agreement CB&I Property, dated as of April 21, 2009, between The GC Net Lease REIT Operating Partnership, L.P., Plainfield Acquisitions, LLC, Kevin A. Shields, Don G. Pescara, and David C. Rupert; (iii) Contribution Agreement World Kitchen Property, dated as of June 4, 2010, between The GC Net Lease REIT Operating Partnership, L.P., Will Partners REIT, LLC, Will Partners, LLC, Will Partners Investor I, LLC, Will Partners Investor 2, LLC, LLC, Will Partners Investor 3, LLC, Will Partners Member I, LLC, PLM&B, Inc., and Westridge Partners; (iv) Contribution Agreement Renfro Property, dated as of April 21, 2009, between The GC Net Lease REIT Operating Partnership, L.P. and Kevin A. Shields; (v) Contribution Agreement Carlsbad Property, dated as of May 13, 2001, between The GC Net Lease REIT Operating Partnership, L.P., The GC Net Lease (Carlsbad) Investors, LLC, each of the Contributors listed on Exhibit A thereto, and each of the Contributors listed on Exhibit B thereto; and (vi) Reinstatement of and Second Amendment to Master Contribution Agreement, dated April 26, 2013, between Griffin Capital Essential Asset Operating Partnership, L.P., FPRO-1201, LLC, L.P., FPRO-1202, LLC, L.P., FPRO-1203, LLC, L.P., FPRO-1204, LLC, L.P., FPRO-1205, LLC, L.P., FPRO-1206, LLC, L.P., FPRO-1207, LLC, L.P., FPRO-1208, LLC, L.P., FPRO-1209, LLC, L.P., FPRO-1210, LLC, L.P., FPRO-1211, LLC, L.P., FPRO-1212, LLC, L.P., FPRO-1213, LLC, L.P., FPRO-1214, LLC, L.P., FPRO-1215, LLC, L.P., FPRO-1216, LLC, L.P., FPRO-1217, LLC, L.P., FPRO-1218, LLC, L.P., FPRO-1219, LLC, L.P., FPRO-1220, LLC, L.P., FPRO-1221, LLC, and Fort Properties Management, Inc.
“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “Controlling,” “Controlled” and “under common Control” shall have meanings correlative thereto. For purposes of this definition, debt securities that are convertible into common stock will be treated as voting securities only when converted.
“Date of Issuance” has the meaning set forth in Section 3(a).
“Debt Service” means, with respect to any particular period of time, scheduled interest and principal payments under any of the Portfolio Loan Documents.
“Debt Yield” means, as of any date of determination, a fraction, expressed as a percentage, (i) the numerator of which is the Net Operating Cash Flow (trailing 12 months or annualized actual, as applicable) and (ii) the denominator of which is equal to the sum of (x) the Indebtedness plus (y) the aggregate Liquidation Preference of the Preferred Units.
“Default Rate” has the meaning set forth in Section 3(f).
“Distribution” has the meaning set forth in Section 3(a).
“Distribution Payment Date” has the meaning set forth in Section 3(a).

“Distribution Payment Record Date” has the meaning set forth in Section 3(a).
“Distribution Period” has the meaning set forth in Section 3(a).
“DST Program” means the private offering relating to the Delaware Statutory Trust affiliated with the General Partner, in which the General Partner, through the Partnership, has acquired a 10% beneficial ownership interest and the Partnership has two exchange rights in which it can acquire additional beneficial interests in the Delaware Statutory Trust.
“Escrow Agreement” means that certain Escrow Agreement, dated as of November 5, 2013, among the General Partner, the Partnership, the Advisor, SPT Griffin Holdings, LLC and Sidley Austin LLP, as escrow agent.
“Event of Default” means the occurrence of one or more of the following events:
(a)default in the payment of any Distribution or any other payment to the holders of the Preferred Units pursuant to this Designation of Rights when due and payable pursuant hereto (including with respect to the payment of any accrued interest required pursuant to Section 3(b));
(b)failure to make any Semi-Annual Repurchase when required pursuant to Section 5(b);
(c)a material default in the performance of, or material breach of any covenant, warranty or other agreement contained in, the Partnership Agreement, including this Designation of Rights (including, without limitation, any of the Protective Provisions), the Purchase Agreement or any other Transaction Document by the Partnership, the General Partner or the Advisor, as applicable, and the continuance of such default or breach for a period of 10 business days after written notice thereof shall have been given to the Partnership and the General Partner;
(d)an Event of Bankruptcy as to the Partnership, the General Partner or any of their respective Subsidiaries that has not been consented to in advance by the holders of the Preferred Units pursuant to Section 7(d);
(e)any breach, default or event of default shall occur and be continuing under any instrument, agreement or indenture pertaining to any Indebtedness of the Partnership, the General Partner or any of their respective Subsidiaries aggregating more than $25 million, the effect of which is to cause an acceleration, mandatory redemption or other required repurchase of such Indebtedness, or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Partnership, the General Partner or any such Subsidiary (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof;
(f)(i) one or more material actions, suits or proceedings becomes pending before or by any Governmental Authority to which the Partnership, the General Partner, the Advisor or Griffin Capital Securities, Inc. or any Subsidiary thereof is a party, or of which any of their properties or other assets is the subject, that could reasonably be expected, individually or in the aggregate, to adversely affect the General Partner’s ability to continue to raise equity capital; provided, that five days’ notice of the same has been given to the Partnership and the General Partner;
(g)the termination or suspension of the broker/dealer’s license of Griffin Capital Securities, Inc. and, in the case of a suspension of such license, such suspension is not cured, waived or otherwise remedied within 60 days of notice; or
(h)the failure of the General Partner to qualify as a REIT under the Code.
“Exchange Act” has the meaning set forth in Section 7(f)(ii).
“Exchange Rate” has the meaning set forth in Section 10(a).
“Financial Covenants” means those covenants set forth in Section 7(e).
“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.
“General Partner” means Griffin Capital Essential Asset REIT, Inc.

“Governmental Authority” means any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence, including foreign Governmental Authorities.
“Holder Exchange Notice” has the meaning set forth in Section 10(b).
“Holder Exchange Notice Date” has the meaning set forth in Section 10(b).
“Holder Repurchase Price” has the meaning set forth in Section 6(a).
“Holder Repurchase Notice” has the meaning set forth in Section 6(b).
“Holder Repurchase Notice Date” has the meaning set forth in Section 6(b).
“Improvements” means the buildings, structures, fixtures, building equipment, additions, enlargements, extensions, modifications, repairs, replacements and improvements now or hereafter erected or located at any Property.
“Incumbent Directors” has the meaning set forth in the definition of “Change of Control”.
“Indebtedness” means, without duplication, the sum of the (i) indebtedness for borrowed money (excluding any interest thereon), secured or unsecured (including but not limited to all senior financing facilities, senior mortgages and/or fixed-rate long term debt) (the “Senior Debt”), (ii) reimbursement obligations under any letters of credit or similar instruments with regard to the Senior Debt, (iii) capitalized lease obligations, (iv) obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof) and (v) guarantees of any Indebtedness of the foregoing of any other Person; provided, that Indebtedness shall not include “trade payables” incurred in the ordinary course of business and, in the case of the Partnership, shall not include the Preferred Units and, in the event that any Preferred Units have been exchanged for Series A Preferred Shares pursuant to Section 10, in the case of the Corporation, shall not include the Series A Preferred Shares.
“Investor Rights Agreement” means that certain Investor Rights Agreement, dated as of November 5, 2013, among the Partnership, the General Partner, the Advisor and SPT Griffin Holdings, LLC.
“KeyBank Bridge Credit Facility” means the Bridge Credit Agreement, dated as of December 11, 2012, among the Partnership and certain affiliated entities, the lenders party thereto, KeyBank National Association and Bank of America, N.A., as amended by the First Amendment to Bridge Credit Agreement and Omnibus Amendment to Loan Documents, dated as of June 13, 2013.
“Key Person Event” means the date on which Kevin Shields ceases to be the chief executive officer of the General Partner and the president of the Advisor and his successor is not put in office within 60 days thereof, such successor to be David C. Rupert or such other person appointed with the consent of the holders of record of at least a majority of the Preferred Units then outstanding, whose consent shall not be unreasonably withheld, conditioned or delayed.
“LIBOR” means, with respect to each Distribution Period, (i) the per annum rate for deposits in U.S. dollars for a period equal to the applicable Distribution Period, which appears on Reuters Screen LIBOR01 Page (or the successor thereto) as the London Interbank Offering Rate as of 11:00 a.m., London time, on that respective Distribution Period’s Distribution Payment Date (rounded upwards, if necessary, to the nearest 1/1000 of 1%); (ii) if such rate does not appear on said Reuters Screen LIBOR01 Page (or the successor thereto), the arithmetic mean (rounded as aforesaid) of the offered quotations of rates obtained by the Partnership from the Reference Banks for deposits in U.S. dollars for a period equal to the applicable Distribution Period to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on that Dividend Payment Date and in an amount that is representative for a single transaction in the relevant market at the relevant time; or (iii) if fewer than two (2) Reference Banks provide the Partnership with such quotations, the rate per annum which the Partnership determines to be the arithmetic mean (rounded as aforesaid) of the offered quotations of rates which major banks in New York, New York selected by the Partnership are quoting at approximately 11:00 a.m., New York City time, on that Distribution Payment Date for loans in U.S. dollars to leading European banks for a period equal to the applicable Distribution Period in amounts of not less than U.S. $1.0 million. The Partnership’s determination of LIBOR shall be binding and conclusive on the holders of Preferred Units absent manifest error. LIBOR may or may not be the lowest rate based upon the market for U.S. dollar deposits in the London Interbank Eurodollar Market at which the Partnership prices loans on the date which LIBOR is determined by the Partnership as set forth above. Notwithstanding anything to the contrary contained herein, in no event shall LIBOR be less than the LIBOR Floor.
“LIBOR Floor” means 0.25%.
“LIBOR Rate” means, with respect to each Distribution Period, the quotient of (a) LIBOR applicable to such Distribution Period, divided by (b) a percentage equal to 100% minus the Reserve Requirements (if any) applicable to such Distribution Period.
“Lien” means any liens, mortgages, pledges, security interests, claims, options, rights of first offer or refusal, charges, conditional or installment sale contracts, claims of third parties of any kind or other encumbrances.
“Liquidation” has the meaning set forth in Section 4(a).
“Liquidation Preference” has the meaning set forth in Section 4(a).
“Make Whole Payment” means an amount equal to the amount of all Distributions that would have been payable on the Preferred Units being redeemed or repurchased, as the case may be, from and after the date of such redemption or repurchase, as the case may be, to and including the (i) 18-month anniversary of the Date of Issuance for the first 75% of the Preferred Units to be redeemed or repurchased and (ii) 24-month anniversary of the Date of Issuance for the remaining 25% of the Preferred Units to be redeemed or repurchased, in each case with no discount to present value. The Pay Rate used in determining the Make Whole Payment shall be the LIBOR Rate plus 7.25%, with the future monthly LIBOR Rates determined using the LIBOR forward curve published by Bloomberg, subject to the LIBOR Floor.
“Material Adverse Effect” with respect to any Person means any event, occurrence, development, change or effect that is, or is reasonably likely to be, individually or in the aggregate, materially adverse to the business, prospects, properties, operating assets, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, that, in no event shall the following, either individually or in the aggregate, in and of itself be deemed to constitute a “Material Adverse Effect”: (i) the failure by the General Partner to meet independent, third party projections of earnings, revenue or other financial performance measures (provided, that the underlying facts, circumstances, operating results or prospects which cause the General Partner to fail to meet such projections may be considered in determining whether a “Material Adverse Effect” has occurred or is reasonably likely to occur); (ii) fluctuations in the price or net asset value of the REIT Shares; and (iii) the failure to obtain any tenant estoppel, other than the Required Tenant Estoppels.
“Material Contract” means each of the following contracts (and all amendments, modifications and supplements thereto and all side letters to which the Partnership, the General Partner or their respective Subsidiaries are a party affecting the obligations of any party thereunder) to which the Partnership, the General Partner or their respective Subsidiaries are a party or by which any of their respective Properties or assets are bound (notwithstanding anything below, “Material Contract” shall not include any contract that (1) is terminable upon 30 days’ notice without a penalty or premium, (2) will be fully performed and satisfied as of or prior to the Date of Issuance, (3) is a lease, or (4) is an organizational document):
(a)all agreements that call for aggregate payments by, or other consideration from, the Partnership, the General Partner or their respective Subsidiaries under such contract of more than $1 million over the remaining term of such contract;
(b)all agreements that call for annual aggregate payments by, or other consideration from, the Partnership, the General Partner or their respective Subsidiaries under such contract of more than $1 million over the remaining term of such contract;
(c)any agreement that contains any non-compete or exclusivity provisions with respect to any line of business in which the Partnership, the General Partner or their respective Subsidiaries is currently engaged or geographic area with respect to the Partnership, the General Partner or their respective Subsidiaries, or that purports to restrict in any material respect the right of the Partnership, the General Partner or their respective Subsidiaries to conduct any line of business in which the Partnership, the General Partner or their respective Subsidiaries are currently engaged or to compete with any Person or operate in any geographic area or location in which the Partnership, the General Partner or their respective Subsidiaries may conduct business;
(d)any partnership, limited liability company agreement, joint venture or other similar agreement entered into by the Partnership, the General Partner or their respective Subsidiaries with any third party;
(e)any contract for the pending purchase or sale, option to purchase or sell, right of first refusal, right of first offer or any other contractual right to purchase, sell, dispose of, or master lease, by merger, purchase or sale of assets or stock or otherwise, any real property including any Property or any asset that if purchased by any of the Partnership, the General Partner or their respective Subsidiaries would be a Property in the Portfolio;
(f)any contract pursuant to which the Partnership, the General Partner or their respective Subsidiaries agrees to indemnify or hold harmless any director or executive officer of the Partnership, the General Partner or their respective Subsidiaries (other than their organizational documents);
(g)any (A) loan agreement, letter of credit, indenture, note, bond, debenture, mortgage or any other document, agreement or instrument evidencing a capitalized leased obligation or other Indebtedness (secured or unsecured, direct or indirect, absolute or contingent (including guaranties of any obligation)) of, for the benefit of or payable to any of the Partnership, the General Partner or their respective Subsidiaries (other than among the Partnership, the General Partner and their respective Subsidiaries) in excess of $5 million, or (B) contract (other than any organizational document) to provide any funds to or make any investment in (whether in the form of a loan, capital contribution or otherwise) any Subsidiary or other Person;
(h)any employment agreements, severance, change in control or termination agreements with officers of any of the Partnership, the General Partner or their respective Subsidiaries;
(i)any contract pursuant to which any of the Partnership, the General Partner or their respective Subsidiaries has potential liability in respect of any purchase price adjustment, earn-out or contingent purchase price that, in each case, could reasonably be expected to result in future payments of more than $2 million; or any contract relating to the settlement or proposed settlement of any action, which involves the issuance of equity securities or the payment of an amount in excess of $2 million;
(j)any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act); and
(k)the Property Management Agreements.
“Net Capital Proceeds” means the proceeds from any Capital Event (including, but not limited to, equity offering proceeds, asset sale proceeds and proceeds of debt refinancings) in any fiscal quarter, less any amounts required to pay the costs and expenses incurred by the Partnership for such fiscal period and which are not paid from any related Net Capital Proceeds.
“Net Operating Cash Flow” means Revenues less Debt Service, Budgeted G&A and reasonable reserves.
An “Optional Repurchase Event” means the occurrence of any one or more of the following events:
(i)    a breach of any of the Protective Provisions;
(ii)    an Event of Default;
(iv)    a Key Person Event;
(v)    a Change of Control that has not been consented to pursuant to Section 7(d);
(vi)    the failure of the General Partner to qualify as a REIT under the Code; or
(vii)    the occurrence and continuance of a monetary or a material default beyond any applicable cure period under any of the Portfolio Loan Documents.

“Partnership Agreement” means the Third Amended and Restated Limited Partnership Agreement, effective as of October 15, 2014, of the Partnership.
“Pay Rate” has the meaning set forth in Section 3(a).
“Permitted Lien” means, collectively (a) any Lien or security interests created by the Transaction Documents, (b) any Lien, encumbrances or other matters disclosed in a Title Insurance Policy, (c) any Lien, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent and (d) such other title and survey exceptions as the holders of record of at least a majority of the Preferred Units then outstanding have approved or may approve in writing in such holders’ discretion.
“Person” means any individual, partnership, limited liability company, corporation, joint venture, trust or other entity.
“Portfolio” means the portfolio of office and industrial properties owned directly or indirectly by the Partnership and the General Partner as of the Date of Issuance, including the Columbia Portfolio to be acquired by the Partnership, as well as any and all subsequent property acquisitions made by the Partnership or the General Partner.
“Portfolio Loan Documents” means the governing loan documents, and any and all amendments thereto, for each of the Properties in the Portfolio.
“Preferred Directors” means, in the event that any Preferred Units have been exchanged for Series A Preferred Shares pursuant to Section 10, the members of the Board of Directors of the General Partner for which holders of Series A Preferred Shares have the right to elect pursuant to the terms of the Articles Supplementary.
“Preferred Units” has the meaning set forth in the opening paragraph of this Designation of Rights.
“Property” means each individual property listed on Schedule IV to the Purchase Agreement (except for the Columbia Portfolio, which was acquired on the date of the Purchase Agreement), including the Improvements thereon, and such additional properties that may be acquired as part of the Portfolio.
“Property Manager” means Griffin Capital Essential Asset Property Management, LLC, a Delaware limited liability company.
“Property Management Agreements” means the existing and future property management agreements and other service agreements and all amendments and modifications thereto for each Property in the Portfolio.
“Protective Provisions” means those protective provisions set forth in Section 7(d).
“Purchase Agreement” means that certain Purchase Agreement, dated November 5, 2013, among the Partnership, the General Partner, SPT Griffin Holdings, LLC and Starwood Property Trust, Inc.
“Redemption Price” has the meaning set forth in Section 5(a).
“Reference Banks” means four major banks in the London interbank market selected by holders of record of at least a majority of the Preferred Units then outstanding.
“Required Tenant Estoppels” means the estoppels required under the Columbia Portfolio Purchase Agreement.
“Reserve Requirements” means, with respect to any Distribution Period, the maximum rate of all reserve requirements (including, without limitation, all basic, marginal, emergency, supplemental, special or other reserves and taking into account any transitional adjustments or other schedule changes in reserve requirements during the Distribution Period) which are imposed under Regulation D on eurocurrency liabilities (or against any other category of liabilities which includes deposits by reference to which LIBOR is determined or against, any category of extensions of credit or other assets which includes loans by a non-United States office of a depository institution to United States residents or loans which charge interest at a rate determined by reference to such deposits) during the Distribution Period and which are applicable to member banks of the Federal Reserve System with deposits exceeding one billion dollars, but without benefit or credit of proration, exemptions or offsets that might otherwise be available from time to time under Regulation D.  In the event of any change in the rate of such Reserve Requirements under Regulation D during the applicable Distribution Period, or any variation in such requirements based upon amounts or kinds of assets or liabilities, or other factors, including, without limitation, the imposition of Reserve Requirements, or differing Reserve Requirements, on one or more but not all of the holders of the Preferred Units, the Partnership may use any reasonable averaging and/or attribution methods which it deems appropriate and practical for determining the rate of such Reserve Requirements which shall be used in the computation of the Reserve Requirements.
“Revenues” means, for any period, the sum of the total gross operating cash received by the Partnership and/or its Subsidiaries during such period, including all receipts of the Partnership and/or its Subsidiaries from (a) rent (including additional rent and percentage rent) paid to the Partnership and/or its Subsidiaries, (b) concessions, (c) expense reimbursements, (d) proceeds from rent, business interruption or other insurance, if any, (e) funds that are withdrawn from reserve accounts and deposited into the operating accounts of the Partnership and/or its Subsidiaries, and (g) other amounts received by the Partnership and/or its Subsidiaries in connection with the operation of its business; provided, however, that Revenues shall not include (x) Net Capital Proceeds, (y) any amounts received by the Partnership and/or its Subsidiaries incident to the liquidation of the Partnership and/or its Subsidiaries and (z) Capital Contributions.
“Semi-Annual Repurchase” has the meaning set forth in Section 5(b).
“Semi-Annual Repurchase Date” has the meaning set forth in Section 5(b).
“Senior Debt” has the meaning set forth in the definition of “Indebtedness”.
“Senior Loan-to-Value Ratio” means the ratio, expressed as a percentage, of (i) the sum of the Indebtedness to (ii) the aggregate “as stabilized” fee simple value of the Portfolio as set forth in an independent third party appraisal conducted in accordance with Financial Institutions Reform, Recovery and Enforcement Act of 1989 standards and acceptable to holders of record of at least a majority of the Preferred Units then outstanding.
“Series A Preferred Shares” has the meaning set forth in Section 5(i).
“Set apart for payment” means the recording by the Partnership in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to an authorization of a distribution by the General Partner, the allocation of funds to be so paid on any series or class of Partnership Units.
“Share Redemption Program” means the General Partner’s program pursuant to which the General Partner’s stockholders who have held REIT Shares for at least one year may, under certain circumstances, be able to cause all or any portion of such REIT Shares to be redeemed by the General Partner.
“Subordination Agreements” means (i) the Subordination of Management Agreements, dated as of November 5, 2013, among the Partnership, SPT Griffin Holdings, LLC and Griffin Capital Essential Asset Property Management, LLC and (ii) the Subordination of Second Amended and Restated Advisory Agreement, as amended, dated as of November 5, 2013, among the General Partner, SPT Griffin Holdings, LLC and the Advisor.
“Taking” means a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting any Property or any part thereof.
“Taxes” means all real estate and personal property Taxes, assessments, water rates or sewer rents (excluding income Taxes), now or hereafter levied or assessed or imposed against the Portfolio or part thereof, together with all interest and penalties thereon.
“Title Insurance Policy” means a policy of title insurance or title commitments.
“Transaction Documents” means, collectively, this Designation of Rights, the Escrow Agreement, the Articles Supplementary, each of the Subordination Agreements and the Investor Rights Agreement.

Schedule A
Notice of Repurchase
The undersigned holder of Preferred Units hereby irrevocably requests Griffin Capital Essential Asset Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”), to repurchase               _____________ Preferred Units in accordance with the terms of the Third Amended and Restated Limited Partnership Agreement of the Partnership and the Designation of Rights, Powers, Privileges, Restrictions, Qualifications and Limitations of the Series A Cumulative Redeemable Exchangeable Preferred Units attached thereto establishing the Preferred Units; and the undersigned irrevocably (i) surrenders such Preferred Units and all right, title and interest therein; and (ii) directs that the Holder Repurchase Price for such Preferred Units be delivered to the Person specified below at the address specified below. The undersigned hereby represents, warrants, and certifies that the undersigned (a) has good and unencumbered title to the Preferred Units that are the subject of this Notice, free and clear of the rights or interests of any other Person; (b) has the full right, power, and authority to request the repurchase requested herein; and (c) has obtained the consent or approval of all Persons, if any, having the right to consent or approve such repurchase of Preferred Units.

Dated: ________________, ___________

Name:
(Please Print)

(Signature)

(If holder is an entity, name and title of signatory)

(Mailing Address)

(City) (State) (Zip Code)

Schedule B
Notice of Exchange
The undersigned holder of Preferred Units hereby notifies Griffin Capital Essential Asset Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”), and Griffin Capital Essential Asset REIT, Inc., a Maryland corporation (the “General Partner”), that it is exercising its right to exchange _______________ Preferred Units for shares of Series A Cumulative Voting Redeemable Preferred Stock (the “Series A Preferred Shares”) of the General Partner in accordance with the terms of the Third Amended and Restated Limited Partnership Agreement of the Partnership and the Designation of Rights, Powers, Privileges, Restrictions, Qualifications and Limitations of the Series A Cumulative Redeemable Exchangeable Preferred Units attached thereto establishing the Preferred Units; and the undersigned irrevocably (i) surrenders such Preferred Units and all right, title and interest therein; and (ii) directs that the Series A Preferred Shares to be issued in exchange for such Preferred Units be delivered to the Person specified below at the address specified below. The undersigned hereby represents, warrants, and certifies that the undersigned (a) has good and unencumbered title to the Preferred Units that are the subject of this Notice, free and clear of the rights or interests of any other Person; (b) has the full right, power, and authority to exercise the exchange right specified herein; and (c) has obtained the consent or approval of all Persons, if any, having the right to consent or approve such exchange of Preferred Units.

Dated: ________________, ___________

Name:
(Please Print)

(Signature)

(If holder is an entity, name and title of signatory)

(Mailing Address)

(City) (State) (Zip Code)